                               COMPLETE APPRAISAL
                            SUMMARY APPRAISAL REPORT
                                       OF
                            BRONSON PLACE APARTMENTS
                              4710 212TH STREET SW
                          MOUNTLAKE TERRACE, WASHINGTON





                                  PREPARED FOR:
                                      AIMCO
                    4582 S. ULSTER STREET PARKWAY, SUITE 1100
                             DENVER, COLORADO 80237




                                     AS OF:
                                 APRIL 28, 2004

                                                           KTR JOB NO. 8-8-04020

Ms. Martha Long                                                     May 10, 2004
Senior Vice President
AIMCO
4582 S. Ulster Street Parkway, Suite 1100
Denver, Colorado 80237

Re:     Bronson Place Apartments
        4710 212th Street SW
        Mountlake Terrace, Washington

Dear Ms. Long:

At your request, KTR Newmark Real Estate Services LLC has appraised the above referenced property. The purpose of the appraisal is to estimate the Market Value of the Fee Simple Estate of the subject property, free and clear of financing, as of April 28, 2004. The date of value corresponds to the date the subject property was most recently inspected by the appraiser.

The subject property consists of a 4.38-acre tract of land improved with a 70-unit garden-style apartment complex known as the Bronson Place Apartments. Construction of the improvements was completed in 1988, with the balconies being renovated in 1998. The structural improvements were observed to be in average physical condition and consist of three-story wood framing construction with cedar exterior siding and pitched roofs with slate/tile cover. Amenities common to all units include electric kitchen appliances, wood burning fireplace, patio/balcony, cable TV, high speed Internet ready, washer and dryer, and mini-blinds. Community amenities include on-site management/leasing office, one spa, playground, fitness center, outdoor sports court, tanning bed and laundry facilities. Bronson Place Apartments contain 60,110 rentable square feet, which suggests an average unit size of 859 square feet.

The following report contains information considered relevant to the valuation of the property and the methods by which collected data have been analyzed in arriving at our value conclusion. Our analysis included an inspection of the premises, interviews with knowledgeable market participants, a review of historical income and expense statements, the current rent roll, and other relevant financial, and market information. As an income-producing property, greatest reliance is placed upon the value derived through the Income Capitalization Approach, with support provided by the conclusion rendered through implementation of the Sales Comparison Approach.

This appraisal report has been prepared in order to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice (USPAP) for a Complete Appraisal in Summary Report format. As such, it presents only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation not presented herein has been retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated herein.

Ms. Martha Long                                                     May 10, 2004
AIMCO                                                                     Page 2


The attached Summary Appraisal Report describes our investigation and analyses, together with Certification, Basic Assumptions, and Limiting Conditions, upon which we have based our opinion that the market value of the Fee Simple Estate of the subject property, as of April 28, 2004, is:

                  THREE MILLION EIGHT HUNDRED THOUSAND DOLLARS
                                  ($3,800,000)

It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding our assumptions, observations, or conclusion.

Very truly yours,

KTR NEWMARK REAL ESTATE SERVICES, LLC




By:    William L. Corbin, MAI                          By:     Stephen O'Rourke
       Executive Vice President                                Appraiser

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page i
--------------------------------------------------------------------------------

CERTIFICATE OF VALUE

1.  We certify that, to the best of our knowledge and belief;

2.  The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions and conclusions, are limited only by the reported assumptions and limiting conditions, and is our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

6. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

7. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

8. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Standard Board of the Appraisal Foundation.

9. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

10. As of the date of this report, William L. Corbin, MAI has completed the requirements for certification under the continuing education program of the Appraisal Institute.

11. Stephen O'Rourke made a personal inspection of the property that is the subject of this report.

12. The undersigned has the knowledge and experience to complete this appraisal assignment and has appraised this property type previously. Please see the Professional Qualifications included in the Addenda to this report for additional information about the appraiser's education and work experience.



KTR NEWMARK REAL ESTATE SERVICES LLC





By:    William L. Corbin, MAI                          By:     Stephen O'Rourke
       Executive Vice President                                Appraiser

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page ii
--------------------------------------------------------------------------------

BASIC ASSUMPTIONS AND LIMITING CONDITIONS

This Appraisal Report is subject to underlying assumptions and limiting conditions qualifying the information contained in the Report as follows:

The valuation estimates apply only to the property specifically identified and described in the ensuing Report.

Information and data contained in the Report, although obtained from public record and other reliable sources and where possible, carefully checked by the Appraiser, are accepted as satisfactory evidence upon which rests the final expression of property value.

The Appraiser has made no legal survey nor has he commissioned one to be prepared and therefore, reference to a sketch, plat, diagram or previous survey appearing in the Report is only for the purpose of assisting the reader in visualizing the property.

It is assumed that all information known to the client and relative to the valuation have been accurately furnished and that there are no undisclosed leases, agreements, liens or other encumbrances affecting the use of the property.

Ownership and management are assumed to be competent and in responsible hands.

No responsibility beyond reasonableness is assumed for matters of a legal nature, whether existing or pending.

Information identified as being furnished or prepared by others is believed to be reliable but no responsibility for its accuracy is assumed.

The Appraiser, by reason of this appraisal, shall not be required to give testimony as an expert witness in any legal hearing or before any court of law unless justly and fairly compensated for such service.

By reason of the Purpose of the Appraisal or Function of the Report herein set forth, the value reported is only applicable to the Property Rights Appraised and the Appraisal Report should not be used for any other purpose.

Disclosure of the contents of this report is governed by the by-laws and Regulations of the Appraisal Institute.

Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property, was not observed by the appraiser. The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser, however, is not qualified to detect such substances. The presence of substances such as asbestos, urea-formaldehyde foam insulation or other potentially hazardous materials may affect the value of the property. Any value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                           Page iii
--------------------------------------------------------------------------------



In arriving at the value set forth in this appraisal no consideration has been given to the effect of state, local or federal income and gains taxes or of occupancy, hotel, capital levy, gift, estate, succession, inheritance or similar taxes which may be imposed upon any owner, lessee, or mortgagee by reason of any sale, conveyance, transfer, leasing, hypothecation, mortgage, pledge or other disposition of the appraised property.

The appraiser was not provided architectural plans for the subject property, thus the square footage as indicated on the rent roll, marketing brochures, and unit mix provided by the client has been utilized. In the event this information is inaccurate, we reserve the right to modify this appraisal if so warranted.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page iv
--------------------------------------------------------------------------------


SUBJECT PHOTOGRAPH






                                   [PICTURE]

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page v
--------------------------------------------------------------------------------

TABLE OF CONTENTS

Title Page
Letter of Transmittal
Certificate of Value .................................................................i
Basic Assumptions and Limiting Conditions ...........................................ii
Subject Photograph...................................................................iv
Table of Contents.....................................................................v

Executive Summary.....................................................................1
Introduction and Premises of the Appraisal ...........................................2
Regional Overview.....................................................................4
Neighborhood Overview.................................................................9
Site Analysis .......................................................................11
Real Estate Taxes ...................................................................12
Zoning ..............................................................................12
Description of Improvements..........................................................13
Apartment Market Overview............................................................15
Economic Rent Analysis...............................................................20
Highest and Best Use.................................................................26

Valuation Procedure..................................................................27
Income Capitalization Approach.......................................................28
Sales Comparison Approach............................................................35
Reconciliation and Final Value Conclusion............................................37

ADDENDA
Subject Photographs
Comparable Rental Photographs
Comparable Sale Photographs
Regional Location Map
Neighborhood Map
Comparable Rentals Map
Comparable Sales Map
Qualifications

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page 1
--------------------------------------------------------------------------------

EXECUTIVE SUMMARY

Property:                     Bronson Place Apartments

Location:                     4710 212th Street SW, Mountlake Terrace,
                              Washington

Assessors Parcel ID No:       27042800100600 - Snohomish County

Purpose of Appraisal:         To estimate the Market Value of the subject
                              property as of the date of value.

Date of Value:                April 28, 2004

Date of Report:               May 10, 2004

Interest Appraised:           Fee Simple Estate

Description of Property:      The subject property consists of a 4.38-acre tract
                              of land improved with a 70-unit garden-style apartment complex known as the Bronson Place
                              Apartments. Construction of the improvements was completed in 1988, with the balconies being renovated in 1998. Bronson Place Apartments contains 60,110 rentable square feet, which suggests an average unit size of 859 square feet.

Location:                     The subject property is located on the northern
                              border of the City of Mountlake Terrace and the southern border of the City of Lynwood, three blocks east of the intersection of Interstate
                              Freeway (US 5), and the Lynwood exit.

Zoning: The subject site is zoned BC-Community Business by the City of Mountlake Terrace. The intended use of land in this zoning district is to provide small commercial areas of Interstate 5 that offer retail and service businesses to serve the needs of the surrounding community. This zoning district is requiring that the maximum structural coverage allowed is 35% of the lot area, with a maximum height of 35 feet.

Flood Zone:                   According to the Federal Emergency Management
                              Agency (FEMA), the property is located within Zone X, an area determined to be outside 500-year floodplain as defined by FEMA. FEMA Map No.
                              53061C1320-E, dated 11/08/1999.

Highest and Best Use:         Multifamily residential development.

Marketing Period:             Less than 12 months

Valuation Assumptions:

Snohomish County Average Market Rent (per Unit)              $779
Market Vacancy/Credit Loss                                   13.0%

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page 2
--------------------------------------------------------------------------------

Operating Expense Ratio                                      42%
Net Operating Income                                         $268,780
Overall Capitalization Rate                                  7.0%

Final Estimate of Market Value, by Approach
Cost Approach:                                               N/A
Sales Comparison Approach:                                   $3.800,000
Income Approach:                                             $3.800,000
Final Estimate of Market Value:                              $3,800,000


INTRODUCTION AND PREMISES OF THE APPRAISAL

Scope of the Assignment       According to the Appraisal Institute's Code of
                              Professional Ethics and Uniform Standards of
                              Professional Appraisal Practice, the scope of the appraisal is cited as "the extent of the process of collecting, confirming, and reporting data" included in an appraisal report. The scope of this appraisal employs all applicable appraisal techniques and constitutes a Complete Appraisal as defined by USPAP. The presentation of data, analyses, and conclusions are presented in summary report format.

                              The data included in this report has been researched from the subject property's influencing market. County and City officials were interviewed regarding taxes, zoning requirements, flood zone information, demographic data, planned construction, recently completed developments, and other economic impacting events. Market participants, including real estate brokers and property managers, were consulted regarding market parameters and activity. Lenders as well as investor surveys were consulted regarding investment parameters. The Sales Comparison and Income Capitalization Approaches to value have been performed in estimating the Market Value of the subject. Sales utilized were confirmed with a principal or representative involved with the sale. Leasing agents for the competitive complexes were interviewed regarding property specific information. Supply and demand factors affecting the local market have been analyzed.

Purpose and Use of Appraisal  The purpose of the appraisal is to estimate the
                              Market Value of the Fee Simple Estate of the subject property as of April 28, 2004. It is for the internal use of AIMCO to facilitate asset evaluation.

Property Rights Appraised     The property interest appraised is that of the Fee
                              Simple Estate. A Fee Simple Estate is defined by
                              The Dictionary of Real Estate Appraisal, Second
                              Edition AIREA, as:

                              "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations of the four powers of government (eminent domain, escheat, police power and taxation)".

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page 3
--------------------------------------------------------------------------------

Marketing Period              The value conclusion reported herein assumes a
                              marketing period of less than one year. According to the Korpacz Real Estate Investor Survey, 1st
                              Quarter 2004, indicates that apartment properties in the national market have an average marketing time of 5.62 months down slightly from 5.81 months a year ago. This estimate seems reasonable, given recent market activity in the influencing area and the profile of the subject property.


Property History              Property tax records indicate that Bronson Place
                              Apartments/AIMCO/E-Prop Tax is the current owner of record. According to the Snohomish County
                              Assessor, there have not been any sales of this property recorded since July 31, 1999. Thus, no conveyances involving the subject property were noted within the three-year period preceding the effective date of value. To our knowledge there are no contracts of sale pending as of the date this report was prepared, nor are we aware that the property is listed for sale.

Most Likely Buyer             National and regional and local investors
                              typically purchase multifamily properties of this size in markets such as the subject.

Definition of Market Value    Market Value, as approved and adopted by the
                              Appraisal Foundation in the Uniform Standards of
                              Professional Appraisal Practice is as follows:

                              "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus.

                              Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                              1.  buyer and seller are typically motivated;

                              2.  both parties are well-informed or well
                                  advised, and acting in what they consider their best interests;

                              3. a reasonable time is allowed for exposure in the open market;

                              4. payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

                              5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page 4
--------------------------------------------------------------------------------

REGIONAL OVERVIEW

Overview The subject property is located in the City of Mountlake Terrace, Snohomish County within the Seattle-Everett Metropolitan Statistical Area
                              (MSA).

Metropolitan Area             The Seattle-Everett MSA is the center of a
                              metropolitan region of more than 3 million, which also contains the Tacoma MSA. The region is recognized as the business and financial capital of the state of Washington. The Seattle MSA occupies two counties---King and Snohomish---in the Central Puget Sound region of Washington
                              State. The Seattle MSA is the largest metropolitan center on the West Coast of the United States outside California, with an estimated population of 2,416,800 as of 2003.

                              Greater Seattle lies along the eastern shore of Puget Sound, approximately 70 miles inland from the Pacific Ocean. Puget Sound is an estuary at the end of the Juan de Fuca Strait, which connects the Sound with the Pacific Ocean. The Olympic Peninsula divides central and southern Puget Sound from the Pacific Ocean, with mountains over 7,000 feet high. The Sound is protected on the east by the Cascade Range. This gives the Seattle area a moderate climate, without the extremes of precipitation that characterize the Pacific Coast or the extremes of temperature that mark central and eastern Washington. The climate, although relatively moist, is moderate compared to most American metropolitan areas and lends desirability to the region along with access to year-round skiing in the Cascades and seaside amenities at the Pacific Ocean approximately 80 miles to the west.

Population                    Greater Seattle contains approximately 60
                              incorporated cities. The largest by far is the city of Seattle, which has a current population of 570,800. The two counties encompassed by the Seattle MSA are King and Snohomish. The principal city of Snohomish County is Everett, with a current population of 96,070. The following table shows the population of each of the counties that comprise greater Seattle.

                    POPULATION - SEATTLE/EVERETT MSA COUNTIES

------------------------------------------------------------------------------------------------------------------------------------
 COUNTY                         ANN.                           ANN.                      ANN.                   ANN.
                 1990        CPND. CHG.           2000      CPND. CHG.      2001*     CPND. CHG.     2002*   CPND. CHG.    2003*
------------------------------------------------------------------------------------------------------------------------------------
   King       1,507,305        1.43%           1,737,034      1.22%       1,758,300      0.91%    1,774,300    0.28%     1,779,300
Snohomish       465,628        2.67%             606,024      2.08%         618,600      1.52%      628,000    1.51%       637,500
                -------        -----             -------      -----         -------      -----      -------    -----       -------
 Seattle      1,972,933        1.73%           2,343,058      1.44%       2,376,900      1.07%    2,402,300    1.07%     2,416,800
------------------------------------------------------------------------------------------------------------------------------------

Source: State of Washington Office of Financial Management, Forecasting Division
               * 2001, 2002 and 2003 numbers are State estimates.

                              The April 1, 2003 estimated population for the Seattle-Everett MSA, as shown above, is 2,416,800. The Seattle-Everett MSA comprises approximately 40% of the population of the entire state of Washington, which is estimated at 6,098,300 by the State of Washington Office of

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page 5
--------------------------------------------------------------------------------

                              Financial Management. Although Snohomish grew at a higher percentage rate than King over the past ten years (1990-2000), it added fewer people (140,396 as compared to 229,729 for King). King County is still the single largest county in the state in terms of population. Overall, the regional population has increased at a slower level since 1990.

                              Most of the larger and fastest-growing Seattle area suburbs are in King County and include Des Moines (70.7% population increase since 1990), Bellevue (34.7% since 1990); and Kent (122% since
                              1990). There are some fast-growing suburbs in Snohomish, however---Edmonds grew by 28.3% since 1990, and Snohomish grew by 31.9% in the same time frame. Bothell straddles the county line, but most of its growth took place on the Snohomish side. Bothell grew by 32.3% between 1990 and 2002. One of the fastest-growing municipalities in the state, Auburn, is also in Snohomish County. It is not really a suburb of Seattle as it is surrounded by rural land, but it represents the current phenomenon of Americans moving to smaller cities within commuting reach of larger ones. Arlington has grown by 229.0% since 1990.

                              The following table shows the population growth of selected municipalities within the Seattle-Everett MSA.

                              POPULATION GROWTH IN
                 SELECTED MUNICIPALITIES IN SEATTLE-EVERETT MSA

----------------------------------------------------------------------------------------------------------------
     CITY                       1990         2000           2001*        2002*        2003*      90-03 CHANGE
----------------------------------------------------------------------------------------------------------------

     King County
     -----------
     Bothell                   12,345       16,119         16,244       16,264       16,250          31.6%
     Des Moines                17,283       29,267         29,600       29,510       29,120          68.5%
     Bellevue                  86,872      109,827        111,500      117,000      116,400          34.0%
     Federal Way               67,535       83,259         83,890       83,850       83,500          23.6%
     Issaquah                   7,786       11,212         12,950       13,790       15,110          94.1%
     Kent                      37,960       79,524         81,900       84,275       84,210         121.8%
     Kirkland                  40,059       45,054         45,770       45,790       45,630          13.9%
     Redmond                   35,800       45,256         45,490       46,040       46,480          29.8%
     Seattle                  516,259      563,374        568,100      570,800      571,900          10.8%

Snohomish County
----------------
     Arlington                  4,037       11,927         12,770       13,280       14,330         255.0%
     Edmonds                   30,743       39,544         39,590       39,460       39,580          28.7%
     Everett                   69,974       91,488         95,990       96,070       95,470          36.4%
     Lynnwood                  28,637       33,847         34,010       33,990       34,500          20.5%
  Mountlake Terrace            19,320       20,362         20,370       20,470       20,380           5.5%
     Mukilteo                   6,982       18,019         18,340       18,520       19,190         174.8%
     Snohomish                  6,499        8,494          8,565        8,575        8,640          32.9%
----------------------------------------------------------------------------------------------------------------

Source: State of Washington Office of Financial Management, Forecasting Division
               * 2001, 2002 and 2003 numbers are State estimates.

                              In the fashion typical of American metropolitan areas, the large central city of the Seattle-Everett MSA has generally not grown as fast as the

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page 6
--------------------------------------------------------------------------------

                              suburban areas; Seattle has grown by 10.8% since 1990, or 571,900 over 516,259. Much of Seattle's recent population increase has taken the form of infill housing, increasingly in the central business district.

                              King County is projected to have a population increase of over 4.63% over the next five years. Snohomish County is expected to post a population increase of 11.32%. The entire Seattle-Everett MSA is projected to grow by 6.37%. These figures are illustrated in the table below.

                           PROJECTED POPULATION GROWTH
                               SEATTLE-EVERETT MSA

---------------------------------------------------------------------------------------------------
County                                         2000                2005*              % Growth
---------------------------------------------------------------------------------------------------
King                                          1,685,600           1,763,634               4.63%
Snohomish                                       593,500             660,682              11.32%
Seattle-Everett PMSA                          2,279,100           2,424,316               6.37%
Washington State                              5,803,400           6,291,772               8.42%
---------------------------------------------------------------------------------------------------

 Source: State of Washington Department of Information Services. *2005 numbers are estimates


Employment                    The U.S. Bureau of Labor Statistics reports that
                              the Seattle-Everett MSA had a non-farm employee as of December 2003 of 1,353,200 down from 1,356,800 in December 2002 and 1,378,900 in December 2001.
                              The following table shows the diversity of the MSA's workforce.

                              EMPLOYMENT BY SECTOR
                               SEATTLE-EVERETT MSA


---------------------------------------------------------------------------------------------------------------------
SIC Category                     DEC-98           DEC-99          DEC-00        DEC-01         DEC-02         DEC-03

Mining                            2,200            2,000           2,000         1,700          1,600          1,200
Construction                     75,300           80,500          85,400        76,500         74,600         76,100
Manufacturing                   218,600          198,800         189,600       177,200        157,800        146,500
Trade/Trans/Utilities           281,500          290,900         292,000       276,300        269,500        270,500
Financial Activities             87,300           88,800          88,600        90,400         89,800         91,900
Educ./Health Service            130,400          130,000         132,900       135,000        137,200        138,100
Other Services                   47,000           46,900          48,500        47,700         49,000         48,800
Government                      187,600          190,600         193,800       201,200        203,300        205,800
Total Non-Farm                1,390,100        1,420,300       1,445,300     1,378,900      1,356,800      1,353,200
Total Change                          -          +30,200         +25,000       -66,400        -22,100         -3,600

MSA Unemployment                    2.9%             3.3%            3.6%          6.2%           6.2%           6.5%
Washington                          4.8%             4.7%            5.2%          6.4%           7.3%           7.5%
U.S.                                4.5%             4.2%            4.0%          4.7%           5.8%           6.0%
---------------------------------------------------------------------------------------------------------------------

                     Source: U.S. Bureau of Labor Statistics

                              Total employment dropped 66,400, 22,100, and 3,600 jobs in 2001, 2002 and 2003. This can be attributed to the national economic recession, the softness of the hi-tech industry, and The Boeing Company layoff following 9-11-01 terrorists attacks. However, the area showed a trend toward stabilization as the rate of job loss decreased in 2002 and 2003.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page 7
--------------------------------------------------------------------------------

                              The following table shows unemployment rates since 1995.

                             HISTORICAL UNEMPLOYMENT

-------------------------------------------------------------------------------------------------------------------
                          1995       1996     1997      1998      1999      2000        2001       2002       2003
-------------------------------------------------------------------------------------------------------------------
Seattle-Everett MSA       5.3%       5.0%     3.3%      3.1%      3.4%      3.7%        5.2%       6.8%       7.1%
Washington State          6.4%       6.5%     4.8%      4.8%      4.7%      5.2%        6.4%       7.3%       7.5%
United States             5.6%       5.4%     4.9%      4.5%      4.2%      4.0%        4.7%       5.8%       6.0%
-------------------------------------------------------------------------------------------------------------------

          Source: U.S. Department of Labor, Bureau of Labor Statistics

                              Along with the national economic recession, the Seattle-Everett region underwent an increasing unemployment rate since 2000. The region's 2003 unemployment rate of 7.1% is 0.4% lower than the State level, but is 1.1% higher than the nation's.

                              MANUFACTURING
                              The region's diversified manufacturing base includes food processing, printing and publishing, fabricated metal products, industrial machinery, transportation equipment, textiles and apparel. King County is also the fifth-largest warehouse and distribution center in the United States.

                              Boeing, the largest aircraft manufacturer in the world, leads King County's manufacturing sector. Boeing is the largest employer and leading exporter in the area. Paccar, K2, Weyerhaeuser, and Genie are other internationally known manufacturers based in King County.

                              HIGH TECHNOLOGY
                              The Seattle region is ranked fifth in the nation for concentration of high tech businesses. There are approximately 230,000 jobs statewide in high tech industries with approximately 47,000 employed in software companies and 13,400 working on a contract basis.

                              King County is Washington's center for
                              technology-based industries, which have increased and become more diversified over time. There are more than 1,100 high technology companies employing over 80,000 workers, with Microsoft Corporation being the largest with over 15,000.

                              Aerospace jobs continue to dominate the high tech sector, but biotechnology, computers, electronic industries and telecommunications are growing rapidly. In the past twenty years, the number of jobs in biotechnology has increased tenfold, and computer/electronics jobs have shown a 300% increase. In the past decade, the electronics industry has generated $2.6 billion in revenues.

                              INTERNATIONAL TRADE
                              Historically, demand for traditional exports of fur, timber and seafood established trade as a cornerstone of life in King County. Today, in the central Puget Sound region, the largest exports are in aerospace, forest,

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page 8
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                              computer products and processed food.

                              The Port of Seattle, combined with the Port of Tacoma, comprises the Puget Sound Ports. On a per capita basis, Washington State conducts more international trade than any other state in the country. Nearly three-quarters of Washington's exports are from the central Puget Sound region. Because of its proximity to growing markets in both the Pacific Rim and the European Economic Community, the region is expected to experience continued economic growth through international trade. The dramatic economic development and trade expansion of the Pacific Rim countries has had a significant impact on the Puget Sound region. The economic growth of Japan and its Pacific Rim neighbors have contributed heavily to increased trade, and trans-Pacific trade with the U.S surpassed trans-Atlantic trade for the first time in 1985. As a result of increased total volume and shorter shipping time between Asia and the Northwest, the Puget Sound Ports have been able to increase their share of total U.S. trade considerably. Over the past 10 years, imported cargo volume increased 6.08 percent a year. In contrast, annual growth in exported cargo volume was .095 percent.

                              The following table shows the top Washington State trading partners among other countries in millions of dollars.

                      WASHINGTON STATE TOP TRADING PARTIES

--------------------------------------------------------------------------------------------------------
    Rank                                       2000                      2001                 00-01
--------------------------------------------------------------------------------------------------------
     1      Japan                           4,594,777,536             3,383,788,203            -26%
     2      Singapore                         609,767,053             2,990,909,085            390%
     3      China                           1,900,659,005             2,928,721,420             54%
     4      United Kingdom                  3,266,712,940             2,737,333,612            -16%
     5      Canada                          2,875,862,883             2,737,287,980             -5%
     6      Korea                           1,743,433,028             2,131,280,028             22%
     7      Germany                         2,057,141,530             1,843,345,838            -10%
     8      Taiwan                          1,451,803,997             1,594,182,881             10%
     9      France                          1,003,112,200             1,252,883,804             25%
     10     Saudi Arabia                      619,224,519             1,097,585,520             77%
--------------------------------------------------------------------------------------------------------

                   Source: Economic Development Council, 2001

                              The largest volume is with Japan. The other countries are on the Pacific Rim, with the exceptions of the United Kingdom, France, and Germany.

                              SERVICES
                              Service industries provide added resilience and opportunities to the region's economy. Engineering, architecture, advertising, finance, computer, and other professional services meet the needs of the region's producers and add value to their output. Health care employment is projected to continue growing dramatically, while higher education and research are more important than ever as the demand for a highly

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                             Page 9
--------------------------------------------------------------------------------

                              educated workforce increases across all
                              industries.

                              TOURISM
                              King County is a domestic and international tourism destination, featuring scenic beauty, temperate climate, both metropolitan and rural activities and easy accessibility by air, land, and water. Tourism is the state's fourth largest industry and the Western Washington region accounts for over half of the statewide tourism industry. Over the years King County has gained a reputation for providing excellent venues for conferences and conventions. The county has approximately eighty hotels with conference or convention meeting space and about 28,000 hotel rooms.

Transportation                The Seattle MSA occupies a central location in the
                              Pacific Northwest, accessible by interstate to major California markets as well as the Rocky
                              Mountain markets. Within greater Seattle, there are over 50 miles of limited access roadways, with I-5, I-405, and I-90 being the three principal ones. Surface streets in the MSA are influenced by the area's hilly and watery terrain and long connective thoroughfares are few. Access over the large bodies of water that separate the various portions of the MSA is by limited access highway only. As yet, buses provide the only significant public transportation in the MSA. Amtrak and Greyhound also serve greater Seattle.

                              The metropolitan area is served by Seattle-Tacoma International Airport (Sea-Tac), which serves most major airlines and has several daily non-stop flights to the Far East. Sea-Tac is the primary air transportation hub of the State of Washington and the northwestern United States. The airport is located 12 miles south of Seattle and 20 miles north of Tacoma. Over 40 airlines serve more than
                              27.7 million passengers a year, making Sea-Tac the 17th busiest US airport, with an average of 1,200 flights per day. The airport is estimated to generate $6 billion annually, directly or indirectly, through its traffic. Due to its northerly latitude, Seattle is roughly equidistant between Tokyo and London, with nine hours' flying time from Sea-Tac to each of those cities. The airport is closer to the Pacific Rim than almost any other in the United States outside Alaska.

Conclusion                    While the region is still under the recovery of
                              the recession, the long-term prospects for the region are positive, given the size of the high-tech sector and levels of population and household growth.

NEIGHBORHOOD OVERVIEW

Location:                     The subject property is located on the northern
                              border of the City of Mountlake Terrace and the southern border of the City of Lynwood, three blocks east of the intersection of Interstate
                              Freeway (US 5), and the Lynwood exit. This city is located in the County of Snohomish, located in close proximity to US 5 Freeway, an interstate north/south freeway in

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 10
--------------------------------------------------------------------------------

                              Washington. Due to the subject properties close proximity to the US 5 Freeway; access is accessible to neighborhood services and employment centers. The location of the subject property is rated as good.

Access: Mountlake Terrace is centrally located within the region, just 25 miles north of the Seattle-Tacoma International Airport, 15 miles north of Seattle and 65 miles north of Tacoma. Interstate 5 extends in a north/south direction through the center of the city. State Routes 99, 104 and 524 are other major highways traversing through the city. Union Pacific and Burlington Railroads run along the eastern edge of the city. Access to ports in Puget Sound and Lake Washington is approximately ten to twenty minutes south of Mountlake Terrace.

Land Use:                     The subject neighborhood is a relatively new and
                              maturing residential district. The area realized much of its growth from the 1970s through the early 1990s. Most of the apartments in the area were built in the 1980s and 1990s. As the growth pattern of the Mountlake Terrace area continues north, much of the land in the subject neighborhood has been developed. Approximately 85% of the land area is developed with ever decreasing land available to accommodate additional development. Multifamily and commercial development is prevalent along the primary roadways. The predominate land use in the neighborhood is residential, consisting of both single and multifamily developments.

Adjacent Land Uses:           South: Multifamily
                              North: Single family/Multifamily
                              East: Multifamily
                              West: Multifamily

New Construction:             Due to the limited availability of vacant land
                              suitable for development, and the soft leasing market, no new construction was noted in the immediate vicinity of the subject property. After discussions with the City of Mountlake Terrace
                              Planning Department, brokers and leasing agents from the area, we noted that there has not been any new apartment construction in the city within the past year.

Change in Current Use         The neighborhood can be classified as being in the
                              stabilization stage of its life cycle. As a result of its good location in the Seattle-Everett MSA and the City of Mountlake Terrace, growth in the area is anticipated to slowly continue, in the form of new development on vacant and underutilized sites. The city has limited amounts of vacant and underutilized land, which would be available to develop or redevelop into additional apartment complexes.

Conclusion                    The property is located in the northern growth
                              pattern of the Seattle-Everett MSA, within the city of Mountlake Terrace. The area is easily accessible form all parts of Seattle and Everett due to its proximity to Interstate Freeway (US 5).
                              As a result of its good location, the area has

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 11
--------------------------------------------------------------------------------

                              proven to be a desirable residential and commercial location. Major employers are located in close proximity to the subject neighborhood, along Interstate 5, including Boeing and Amgen being located in Everett, 15 miles to the north of Mountlake Terrace. The presence of major employers in the area has enhanced the desirability of the neighborhood as a residential location. Area residents are offered a broad range of services and excellent access to other parts of the Seattle-Everett area.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 12
--------------------------------------------------------------------------------

SITE ANALYSIS

Location                      The subject property is located on the northern
                              border of the City of Mountlake Terrace and the
                              southern border of the City of Lynwood, three
                              blocks east of the intersection of Interstate
                              Freeway (US 5), and the Lynwood exit.
Size                          The site is irregular in shape and consists of a
                              total land area of 4.38 acres.
Excess Land                   None
Topography                    Generally level and on grade with the bounding
                              street
Site Improvements             The 4.38-acre site is improved with a 70-unit
                              garden-style apartment community known as the
                              Bronson Place Apartments. See Description of the
                              Improvements section of this report for details
                              concerning site improvements.
Street Improvements           212th Street SW is a neighborhood collector street
                              that provides access along the northern boarder of
                              Mountlake Terrace. 212th Street SW is oriented in
                              a west/east direction.
Desirability of Location      Good
Access to Major Arteries      Good
Access to Local Arteries      Average
Curb Appeal                   Good
Ingress/Egress                Good
Visibility from Road          Very Good
Public Transportation         Average
Neighborhood Appearance       Average
Flood Zone Map                According to the Federal Emergency Management
                              Agency (FEMA), the property is located within Zone
                              X, an area determined to be outside 500-year
                              floodplain as defined by FEMA. FEMA Map No.
                              53061C1320-E, dated 11/08/1999.
Easements                     The appraisers were not provided with a site
                              survey or title documents that provide information
                              on the existence of easements and encroachments.
                              Other than typical utility easements, visual
                              observation of the site did not reveal the
                              existence of adverse easements or encroachments,
                              however in the absence of a site survey and title
                              documents, the appraiser makes no representation
                              as to the presence of adverse easements or
                              encroachments.
Soil Conditions               Visual observation does not indicate any surface
                              or subsurface soil conditions that are unusual for
                              the area. Based on our inspection, it appears that
                              the soil is of adequate load bearing capacity to
                              support the subject improvements. No major
                              foundation cracks were visible upon inspection of
                              the subject improvements that would indicate the
                              subsoil conditions are not stable. No nuisances or
                              hazards were noted. We did not review any soil
                              studies for the subject property performed by
                              experts, which we are not. However we did review
                              the Critical Areas: Geological Features map from
                              the City of Mountlake Terrace Comprehensive Plan,
                              which indicated the subject may be partially
                              located on an area of erosive soils.
Land Use Restrictions         The appraisers are unaware of any deed
                              restrictions, which may adversely affect the utility of the subject site; however, this is not a

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 13
--------------------------------------------------------------------------------

                              guarantee that such restrictions may exist.
                              Therefore, it is recommended that a current title
                              policy be obtained for the subject property, which
                              would disclose any land use restrictions, which
                              may exist.
Utilities                     All municipal utilities (water and sewer) and
                              private services (electric, gas, telephone) are
                              available to the site.
Police and Fire Protection    Provided to the site by the city of Mountlake
                              Terrace
Conclusion                    The subject represents a desirable site for
                              multifamily development.

REAL ESTATE TAXES

Assessor's Parcel No:         27042800100600 (Snohomish County)
Ad ValoremTax rate (2004)     10.738086 per $1000 of assessed value or
                              1.0738086%
Equalization Rate             100%
Payments Due Date             Taxes are paid in two semi annual payments due by
                              April 30th and October 31st.
2004 Assessed Value           $4,590,500
Tax Analysis:                 The subject property is situated within the taxing
                              jurisdictions of the State of Washington, Snohomish County, City of Mountlake Terrace,
                              Edmonds School District, and Stevens Memorial
                              Hospital. The Snohomish County Assessor's Office assesses the property for all of the applicable taxing jurisdictions.

                              Property assessments are determined every four years and typically certified in the 3rd quarter of the year. After assessments for the county tax roll have been certified, tax rates for each taxing jurisdiction are determined. The assessment and tax rate data presented above is reflective of the 2004 tax year, which has just reassessed all property values.

                              The 2004 assessment of $4,590,500 represents a 14.05% increase from the 2003 assessment of $4,025,000, as the property is reassessed every four years. A review of assessments for competing apartment properties located in the influencing area suggests that the subject's current assessment is equitable. The current assessment is processed against the most current tax rate for valuation purposes.

Estimated Tax Liability       $49,293.19 ($4,459,500 / 1,000=4,590.50;
                              4,590.50 x 10.738086)

ZONING

Zoning:                       The site is zoned Community Business District (BC)
                              by the City of Mountlake Terrace.
Permitted Use                 The BC zoning designation is intended to provide
                              small commercial areas of Interstate 5 that offer
                              retail and service businesses to serve the needs
                              of the surrounding community.
Maximum Height:               35 feet
Maximum Density:              35% of the lot area.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 14
--------------------------------------------------------------------------------

Set Backs:                    Front Yard - 30 feet
                              Side Yard - 10 feet, or none if abutting BC, CG
                              and LI/OP Districts Rear Yard - 20 feet, or none
                              if abutting BC, CG and LI/OP Districts
Parking Requirements          2 parking spaces per dwelling unit. With the
                              subject's present unit count, the required parking
                              calculates to 140 total spaces. According to the
                              manager, the subject reportedly provides 140
                              parking spaces.
Comments:                     It appears as though the existing improvements
                              represent a legal and conforming use of the site with regard to zoning.

DESCRIPTION  OF IMPROVEMENTS

The subject improvements consist of a 70-unit garden-style apartment complex known as the Bronson Place Apartments. The following offers a description of the improvements.

KTR Site Inspector:           Stephen R. O'Rourke
Date of Inspection:           April 28, 2004
Property Contact:             Patricia Mendoza - On-site Manager
Year Built:                   1988
Number Units:                 70
Configuration/Stories:        Garden-style complex, 2 and 3-story residential
                              structures
Net Rentable Area:            60,110 square feet

EXTERIOR
Foundations:                  Grid Style monolithic concrete slabs with integral
                              grade beams
Frame:                        Wood frame
Exterior Walls:               Cedar wood siding
Roof:                         Pitched with Slate/Tile covers
Doors and Windows:            Exterior entrance doors are hollow core metal.
                              Interior doors are hollow core wood. The windows
                              are single-pane glass set in aluminum frames with
                              wood trim.
HVAC:                         There is no air conditioning of any kind in any
                              unit, electric heat
Plumbing:                     Kitchens contain sink and dishwasher. Bathrooms
                              contain porcelain toilet, sink, and fiberglass
                              bathtub/shower combinations. Off of the kitchens
                              are washer/dryer rooms. One electric water heater
                              in each apartment provides hot water.
Electrical:                   Property is sub-metered for electric; the tenant
                              pays electricity. There are four transformers
                              lactated on the property with all equipment being
                              manufactured by Challenger.
Parking and Walkways:         The parking areas and internal roadways are
                              asphalt paved. The streets and parking areas have
                              concrete curbs. Walkways are concrete paved. There
                              is adequate on-site parking provided, some of
                              which is covered.
INTERIOR
Walls and Ceilings:           Walls are painted sheetrock and the gypsum
                              ceilings are covered with a sprayed-on textured
                              surface.
Floors:                       Interior floors are carpet over padding in living
                              areas and bedrooms with sheet vinyl in the
                              kitchens and bathroom.
Kitchen Equipment:            Built-in wood cabinets with laminate counter tops
                              and stainless steel sink. Appliances include a combination range/oven, exhaust fan, and sink disposal, dishwasher, and refrigerator/freezer.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 15
--------------------------------------------------------------------------------

PROJECT AMENITIES
Security:                     No
Swimming Pool:                No
Fitness Center:               Yes
Clubroom:                     Yes
Tennis Court:                 No
On-site Management Office:    Yes
Laundry Room:                 In each unit
Microwave:                    No
Compactor:                    No
Fireplace:                    Yes
Ceiling Fans:                 In living area
Cable TV:                     Yes
Balconies/Patios:             Yes
Perimeter Fencing:            Yes
Access Controlled Entry:      No
Other:                        Covered parking, washer/dryer, outdoor spa,
                              tanning bed, playground, and storage.


The following chart illustrates the property's unit breakdown and size.

                       BRONSON PLACE APARTMENTS - UNIT MIX

--------------------------------------------------------------------------------
                                      No. of
Unit Type                              Units            Size (SF)    Total (SF)
--------------------------------------------------------------------------------
1BR/1BA                                 14                   657        9,198
2BR/1BA                                 16                   819       13,104
2BR/2BA                                 24                   912       21,888
3BR/2BA                                 16                   995       15,920
--------------------------------------------------------------------------------
Totals/Average                          70                   859       60,110
--------------------------------------------------------------------------------


CONDITION/MAINTENANCE

Overall Condition:            Average to Good
Landscaping:                  Good
Parking:                      Adequate
Sidewalks/Curbs:              Average
Walls/Fences:                 Average
Refuse Area:                  Average
Basement:                     N/A
Health Club:                  Average
Club Room:                    Average
Exterior Walls:               Good
Roofs:                        Good
Stairs:                       Average
Lobby/Hallways:               Average
Entry Doors:                  Average
Patios/Balconies:             Average

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 16
--------------------------------------------------------------------------------


Elevators:                    N/A

Apartment Interiors:
   Overall:                   Average
   Kitchen Equipment:         Average
   Mechanical Equipment:      Average
   Bathroom:                  Average
   Walls/Ceilings:            Average
   Layout:                    Average
   Light and View Quality:    Average

Cosmetic Repairs:             Our physical inspection revealed that the subject
                              property is in average condition.
Deferred Maintenance:         The rain gutters need to be repaired or replaced
                              as they are beginning to break down. In addition to the preceding, some material elements of deferred maintenance were noted during the appraiser's inspection of the property, such as no basketball hoop on the basketball court. The on-site manager additionally reported that the west drainage channel has been proposed to be cleaned out. Also proposed, as need maintenance is the removal of moss on the roof, and repairing of the perimeter fence.

Comparability:                Similar to competing properties of the same
                              vintage.
Observed Effective Age:       16 years (similar to the actual age of the
                              improvements)
Economic Life:                50 years (per Marshall Valuation Service)
Remaining Economic Life:      34 years
General Comments:             Based on our inspection, the subject property is
                              considered to be of average quality construction and to be in average condition overall. It competes effectively with other properties of the same vintage.


SNOHOMISH COUNTY APARTMENT MARKET OVERVIEW

Seattle Overview              The following table depicts the relative
                              differences of the nine apartment Seattle apartment submarkets.

                          SEATTLE APARTMENT SUB-MARKETS

------------------------------------------------------------------------------------------------------
                                          VACANCY                               AVERAGE RENT
SUB MARKET                        2003                2002                2003                2002
------------------------------------------------------------------------------------------------------
Seattle Downtown                  6.6%                9.1%              $1,100              $1,114
South Seattle                     8.6%                8.4%                $738                $745
North Seattle                     6.1%                6.9%                $837                $838
Redmond/Bothell                   6.9%                5.8%                $994              $1,029
Issaquah/Bellvue                  6.8%                8.0%                $997              $1,031
Renton/Burien                     8.2%                7.0%                $797                $815
Federal Way/Kent/Auburn           6.6%                5.4%                $729                $752
EVERETT/E. SNOHOMISH              8.2%                7.9%                $763                $794
Lynwood/Edmonds                   7.6%                7.0%                $771                $792
------------------------------------------------------------------------------------------------------

                           Source: Hendricks Partners

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 17
--------------------------------------------------------------------------------


                                    The subject's Everett/E. Snohomish submarket has maintained an average occupancy performance compared to the nine submarkets over the last two years; nonetheless it experienced a large drop in the market rent.

Vacancy and Rental Rates            We have reviewed the findings of the March
                                    2004 RealFacts Apartment Properties Survey for the Snohomish County apartment market and its 7 sub-markets. The study summarizes trends that have occurred over the last two years. It separates buildings by categories, including age, size, and rent level. We have also reviewed market statistics published by Hendricks Partners, a brokerage firm with 22 offices in the western United States specializing in apartment investment sales.
                                    In addition, we have interviewed managers, owners, and leasing agents in the subject's area regarding their views of the current market conditions. The chart below summarizes the current countywide inventory characteristics.

                                SNOHOMISH COUNTY
                        APARTMENT MARKET CHARACTERISTICS

------------------------------------------------------
           Number of Complexes             74
          Total Unit Inventory           17,297
       Avg. No. Units Per Complex         234
           Avg. Occupancy Rate           91.1%
             Avg. Year Built              1987
           Avg. Unit Size (SF)            895
          Avg. Rent/Unit/Month            $779
         Average Rent PSF/Month          $0.87
------------------------------------------------------

                               Source: RealFacts

                                    The following tables show the historical apartment rent growth by unit type and total market occupancy rates for Snohomish County.

                                SNOHOMISH COUNTY
                HISTORICAL RENT AND OCCUPANCY TREND BY UNIT TYPE


---------------------------------------------------------------------------------------------------------------------
           UNIT                                                                                         CMP. AVG.
           TYPE          1998       1999        2000       2001        2002       2003        2004      % CHG.
     -------------------------------------------------------------------------------------------------------------
           0/1           $507       $518        $535       $552        $547       $513        $487       2.0%
           1/1           624         636        653         689        678         649        635        2.2%
           2/1           724         730        749         796        787         761        746        2.2%
           2/2           794         796        810         864        871         841        840        2.4%
           2 TH          890         890        921        1,177      1,158       1,155      1,157       7.5%
           3/2           943         953        973        1,060      1,058       1,036      1,029       3.0%
           3 TH         1,052       1,162      1,208       1,687      1,642       1,599      1,472       14.0%
     -------------------------------------------------------------------------------------------------------------
        Wtg. Avg.        $739       $745        $762       $819        $817       $788        $779       3.2%
       Ann. % Chg.                  0.8%        2.3%       7.5%       -0.2%       -3.5%      -1.1%
       Cumm. % Chg.                 0.8%        1.5%       3.5%        2.5%       1.3%        0.9%

        Occupancy       96.1%       95.7%      96.4%       95.0%      92.1%       92.2%      91.1%         -

---------------------------------------------------------------------------------------------------------------------

                                Source: RealFacts

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 18
--------------------------------------------------------------------------------

                                SNOHOMISH COUNTY
                       HISTORICAL RENT AND OCCUPANCY TREND

----------------------------------------------------------------------------------------------------
             UNIT
             TYPE             1998        1999        2000       2001        2002       2003
     --------------------------------------------------------------------------------------------
        Wtg. Avg. Rent        $716        $745        $769       $799        $783       $760
          Ann. % Chg.           -         4.1%        3.2%       3.9%       -2.0%       -2.9%
         Cumm. % Chg.                     4.1%        3.6%       3.7%        2.3%       1.2%

           Occupancy          94.7%       93.5%      96.4%       93.4%      92.3%       92.4%

----------------------------------------------------------------------------------------------------

                           Source: Hendricks Partners


                                    The data shows a contrast between the higher rent growth that occurred from 1998 to 2001 and the negative rent growth for 2002 and 2003. However, on an absolute level, the slight negative rent growth that occurred in 2002 and 2003 is mild compared to expectations of local real estate professionals based on the soft economic conditions.

                                    The following table shows the King County trend in apartment rents and occupancy quarter-by-quarter over the last 24 months. This data gives a more detailed look at recent market trends.

                                SNOHOMISH COUNTY
                         RECENT RENT AND OCCUPANCY TREND

-----------------------------------------------------------------------------------------------------------------------------------
         UNIT                                                                                            LAST YR.     AVG. ANN.
         TYPE      2Q '02     3Q '02    4Q '02     1Q '03    2Q '03     3Q '03     4Q '03      1Q '04     % CHG.      % CHG.
     --------------------------------------------------------------------------------------------------------------------------
         0/1        $553       $537      $535       $525      $521       $515       $507        $487       -7.2%      -6.0%
         1/1         683       675        670       653        646       645         640        635        -2.8%      -3.5%
         2/1         788       788        776       770        763       762         755        746        -3.1%      -2.7%
         2/2         873       867        859       850        841       849         838        840        -1.2%      -1.9%
         2 TH       1,167     1,167      1,147     1,135      1,147     1,159       1,157      1,157       1.9%       -0.4%
         3/2        1,060     1,058      1,044     1,038      1,031     1,039       1,032      1,029       -0.9%      -1.5%
         3 TH       1,645     1,631      1,615     1,636      1,571     1,571       1,571      1,472      -10.0%      -5.3%
     --------------------------------------------------------------------------------------------------------------------------
      Wtg. Avg.     $819       $814      $805       $795      $788       $791       $782        $779       -2.0%      -2.4%

      Occupancy     91.9%     92.3%      92.2%     92.2%      91.4%     92.6%       92.7%      91.1%         -          -

-----------------------------------------------------------------------------------------------------------------------------------

                                Source: RealFacts

                                    While the prior table showed Snohomish
                                    County market rent peaked in 2001, the above table more specifically shows that market rent continually decreased rapidly in the second half of 2002. It has incrementally declined since, with the 1st quarter of 2003, while the average market rent has not been higher than the 2ond quarter 2002 amount. The data also shows that market occupancy has slightly fluctuated in each of the last eight quarters, which suggests that the rental market has not stabilized.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 19
--------------------------------------------------------------------------------

                                    The following table shows the current market performance of Edmonds, Everett, and Lynnwood sub-markets in March 2004. This data shows low occupancy in the three sub-markets, slightly lower than that of Snohomish County as whole.


                 COMPETITIVE SUB-MARKET PERFORMANCE - MARCH 2004

---------------------------------------------------------------------------------------------
                                 NO.            AVG.           AVG.            AVG.
          SUB-MARKET            UNITS        PROP. SIZE       OCCUP.           RENT
     -------------------------------------------------------------------------------------
            Edmonds              985            246            91.0%           $750
            Everett             6,652           230            90.7%           $763
           Lynnwood             5,282           211            90.4%           $771
     -------------------------------------------------------------------------------------
        Tot./Wtg. Avg.         12,919           229            90.6%           $765

---------------------------------------------------------------------------------------------

                                Source: RealFacts

                                    The following table shows the comparison of units delivered in the Seattle apartment market compared with absorption.

                 SEATTLE APRATMENT MARKET SUPPLY AND ABSORPTION

----------------------------------------------------------------------------------------------------------------------

                              1996       1997       1998       1999       2000      2001       2002       2003
     -------------------------------------------------------------------------------------------------------------
       Marcus & Milichap
       -----------------
          Completions          -          -          -        5,950      6,081      4,496     4,239      2,600

      Hendricks Partners
      ------------------
          Absorption         3,400      4,200      1,700      6,600      6,950       650      1,228      1,087

            Permits          6,200      6,500      11,000     10,000     8,700      6,200     3,348      4,439

----------------------------------------------------------------------------------------------------------------------

                                    The data generally indicates supply and
                                    demand had been in balance until 2001, when the economy softened. The data also shows permits have substantially exceeded absorption and completions, indicating all permitted properties are not constructed. However, it does indicate a greater potential of new units. The subject's local market is mature and little desirable land is available to new apartment development. Absorption dramatically dropped in 2001 and remained well below historical amounts in 2002 and 2003, which contributed to the rise in vacancy and related decline in rents

Micromarket Overview                The appraisers surveyed five competitive
                                    properties in the immediate vicinity of the subject property. These properties are outlined in detail in the forthcoming
                                    Economic Rent Analysis section of this
                                    report. The occupancy levels reported for these properties range from 92% to 96% as presented in the following chart. The weighted average occupancy of the sample surveyed equates to 93%. The subject is directly influenced by the Edmonds and Lynnwood submarkets, which have lower average

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 20
--------------------------------------------------------------------------------

                                    occupancies than the competitive set. Due to competition for tenants, concessions are prevalent at area apartments. Concessions typically consist of reduced or free rent over a portion of the lease term.

                     SUMMARY OF COMPETITIVE OCCUPANCY LEVELS

--------------------------------------------------
Property Name              No. of      Occupancy
                            Units
--------------------------------------------------
Silver Oak                   88           96%
Maple Glen                   106          92%
Creekside Village            508          92%
Terrace Heights              144          93%
Victorian Woods              66           92%
--------------------------------------------------
Totals/Average               912          93%
--------------------------------------------------

Appeal to Market:                   The subject property has a tenant profile
                                    similar to other properties of similar
                                    vintage in the area. Its presentation,
                                    condition, appearance and rental rate
                                    structure are all within market parameters.
                                    No adverse conditions are evident which
                                    would effect its future competitive
                                    position.

Conclusion                          The Seattle-Everett area's apartment market
                                    has suffered during the past few years due to several factors. One factor is the stagnant economy, both national and local.
                                    Corporate layoffs, particularly in the
                                    high-tech and manufacturing industries, have had a major impact. Other factors impacting multifamily housing are low mortgage interest rates that have attracted many first time buyers, people who move out of apartments and into single-family housing.
                                    Supply and demand factors have not been in equilibrium, resulting in lowered occupancy levels and rental rates. The occupancy level for area apartments within the subject submarket appears to be slowly stabilizing.
                                    Local real estate professionals and
                                    published market reports forecast occupancy levels to increase slightly over the next 12 months. When economic conditions begin to improve, demand for rental housing should follow suit.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 21
--------------------------------------------------------------------------------

ECONOMIC RENT ANALYSIS

Five competitive properties follow. They are located in the influencing area of the subject property and define the range of property type and rents available. The information regarding the rent comparables was obtained through physical inspections and interviews of rental agents and property managers. The rents commanded by competitive properties in the influencing area are utilized to determine the economic rent potential for the subject property.

RENT COMPARABLE #1

Address:                            Silver Oak Apartments
                                    21412 48th Avenue W
                                    Mountlake Terrace, Washington

Number of Units:                    88

Year Built:                         1986

Description:                        Garden-style apartments with two-story
                                    residential buildings. Wood exterior walls, pitched roofs with composition shingle covers and asphalt-paved parking area.

Amenities:                          Apartment features include wood burning
                                    fireplace, electric kitchen appliances
                                    including refrigerator with freezer,
                                    dishwasher, washer/dryer, mini-blinds,
                                    patio/balcony and cable TV and Internet
                                    available. Property

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 22
--------------------------------------------------------------------------------

                                    features include clubhouse, fitness center, pool, sauna/spa, detached garages, storage, and on-site management.

Rental Data:

-----------------------------------------------------------------------------------------------
Unit Type       Mix    Size (SF)  Total Area    Quoted Rent/Unit   Quoted Rent/SF    Total Rent
-----------------------------------------------------------------------------------------------
1BR/1BA          32      640        20,480            $600             $0.94           $19,200
2BR/1BA          24      836        20,064            $700             $0.84           $16,800
2BR/2BA          32      880        28,160            $750             $0.85           $24,000
-----------------------------------------------------------------------------------------------
Totals/Average   88      781        68,704            $683             $0.88           $60,000
-----------------------------------------------------------------------------------------------

Occupancy:                          96%

Concessions:                        1st month's rent-free

Comments:                           This property is located just south of the
                                    subject property. It is similar to the
                                    subject property in terms of age, physical characteristics, and amenities. This comparable is slightly inferior due to location as it is on a less traveled street.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 23
--------------------------------------------------------------------------------


RENT COMPARABLE #2

Address:                            Maple Glen Apartments
                                    5424 212th Street SW
                                    Mountlake Terrace, Washington

Number of Units:                    106

Year Built:                         1986

Description:                        Garden-style apartments with two- and
                                    three-story residential buildings. Wood
                                    exterior walls, pitched roofs with
                                    composition shingle covers and asphalt-paved parking area.

Amenities:                          Apartment features include wood burning
                                    fireplace, some crown molding, vaulted
                                    ceilings in top floors, attached garages, electric kitchen appliances including refrigerator with freezer, dishwasher, washer/dryer, mini-blinds, patio/balcony and cable TV and internet available. Property features include clubhouse, fitness center, outdoor sports court, pool, sauna/spa, carports, storage, and on-site management.

Rental Data:

-------------------------------------------------------------------------------------------------
Unit Type          Mix   Size (SF)  Total Area    Quoted Rent/Unit   Quoted Rent/SF    Total Rent
-------------------------------------------------------------------------------------------------
1BR/1BA             31      661       20,491            $695              $1.05         $21,545
1BR/1BA Handicap     5      666        4,326            $700              $1.05          $3,500
1BR/1BA              6      721        4,326            $725              $1.01          $4,260
2BR/1BA Loft        16      820       13,120            $850              $1.04         $13,600
2BR/1BA             14      865       12,110            $875              $1.01         $12,250
2BR/2BA             34      910       30,940            $915              $1.01         $30,600
-------------------------------------------------------------------------------------------------
Totals/Average      106     805       85,313            $793              $1.03         $85,755
-------------------------------------------------------------------------------------------------

Occupancy:                          92%

Concessions:                        1st month's rent-free

Comments:                           This property is located approximately 4
                                    blocks west of the subject property. Its location is slightly superior to the subject property in terms of proximity to the Interstate 5 Freeway. This comparable is superior to the subject property in terms of location, physical characteristics, and amenities while having the same age.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 24
--------------------------------------------------------------------------------

RENT COMPARABLE #3

Address:                            Creekside Village Apartments
                                    4208 236th Street SW
                                    Mountlake Terrace, Washington

Number of Units:                    508

Age:                                1986

Description:                        Garden-style apartments with three-story
                                    residential buildings. Wood exterior walls, pitched roofs with composition shingle covers and asphalt-paved parking area.

Amenities:                          Apartment features include wood burning
                                    fireplace, vaulted ceilings in top floors, attached garages, electric kitchen appliances including refrigerator with freezer, dishwasher, stack washer/dryer, mini-blinds, patio/balcony and cable TV and internet available. Property features include clubhouse, fitness center, indoor and outdoor sports court, playground, pool
                                    (2), sauna/spa, carports, storage, and
                                    on-site management.

Rental Data:

-----------------------------------------------------------------------------------------------
Unit Type       Mix    Size (SF)  Total Area    Quoted Rent/Unit   Quoted Rent/SF    Total Rent
-----------------------------------------------------------------------------------------------
1BR/1BA         242       644       155,848           $602              $0.93         $145,684
2BR/1BA         116       884       102,544           $739              $0.84          $85,724
2BR/2BA         118       908       107,144           $749              $0.83          $88,382
3BR/2BA          32      1,208      38,656           $1,079             $0.89          $34,528
-----------------------------------------------------------------------------------------------
Totals/Average  508       796       404192          $792.25             $0.87          $354318
-----------------------------------------------------------------------------------------------

Occupancy:                          92%

Concessions:                        N/A-Reduced rent is their concessions

Comments:                           This property is located approximately 1
                                    mile southeast of the subject property. Its location is slightly inferior to the subject property in terms of visibility on a heavier traveled roadway and proximity to the Interstate 5 Freeway. This comparable is superior to the subject property in terms of physical characteristics and amenities while having the same age.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 25
--------------------------------------------------------------------------------


RENT COMPARABLE #4

Address                             Terrace Heights Apartments
                                    4713 216th Street SW
                                    Mountlake Terrace, Washington

Number of Units:                    144

Age:                                1990

Description:                        Garden-style apartments with two- and
                                    three-story residential buildings. Wood
                                    exterior walls, pitched roofs with
                                    composition shingle covers and asphalt-paved parking area.

Amenities:                          Apartment features include wood burning
                                    fireplace, built in bookshelves in some
                                    apartments, open attached garages, electric kitchen appliances including refrigerator with freezer, dishwasher, stack washer/dryer, mini-blinds, patio/balcony and cable TV and internet available. Property features include clubhouse, fitness center, and playground, outdoor sports court, pool, spa, carports, storage, and on-site management.


Rental Data:

--------------------------------------------------------------------------------------------------
Unit Type         Mix    Size (SF)   Total Area    Quoted Rent/Unit   Quoted Rent/SF    Total Rent
--------------------------------------------------------------------------------------------------
1BR/1BA Garage     40       685        27,400           $660              $0.96          $26,400
1BR/1BA            20       720        14,400           $700              $0.97          $14,000
2BR/1BA            24       890        21,360           $790              $0.89          $18,960
2BR/2BA            30       920        27,600           $840              $0.91          $25,200
3BR/2BA            30      1,142       34,260           $965              $0.85          $28,950
--------------------------------------------------------------------------------------------------
Totals/Average    144       868       125,020           $791              $0.92         $113,510
--------------------------------------------------------------------------------------------------

Occupancy:                          93%

Concessions:                        6 weeks rent-free with a 12 month lease

Comments:                           This property is situated approximately 1
                                    and 1/2 blocks south of the subject property in a slightly inferior location along a less traveled roadway. This comparable is superior to the subject property in terms of age, physical characteristics, and amenities.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 26
--------------------------------------------------------------------------------


RENT COMPARABLE #5

Address:                            Victorian Woods Apartments
                                    4004 212th Street SW
                                    Mountlake Terrace, Washington

Number of Units:                    66

Year Built:                         1984

Description:                        Garden-style apartments with two- and
                                    three-story residential buildings. Wood
                                    exterior walls, pitched roofs with
                                    composition shingle covers and asphalt-paved parking area.

Amenities:                          Apartment features include wood burning
                                    fireplace, vaulted ceilings in all top floor apartments, electric kitchen appliances including refrigerator with freezer, dishwasher, stack washer/dryer, mini-blinds, patio/balcony and cable TV and internet available. Property features include clubhouse, fitness center, pool, spa, carports, storage, and on-site management.

Rental Data:

--------------------------------------------------------------------------------------------------
Unit Type       Mix    Size (SF)   Total Area    Quoted Rent/Unit   Quoted Rent/SF    Total Rent
--------------------------------------------------------------------------------------------------
1BR/1BA          24      731         17,544            $650              $0.89         $15,600
2BR/1BA          20      866         17,320            $745              $0.86         $14,900
2BR/2BA          12      994         11,928            $850              $0.86         $10,200
3BR/2BA          10     1,180        11,800            $995              $0.84          $9,950
--------------------------------------------------------------------------------------------------
Totals/Average   66      888         58,592            $810              $0.86         $50,650
--------------------------------------------------------------------------------------------------

Occupancy:                          92%

Concessions:                        1-2 months free

Comments:                           This property is situated two miles south of
                                    the subject property in a similar location.
                                    It is slightly inferior to the subject
                                    property in terms of age, location, physical characteristics, and amenities.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 27
--------------------------------------------------------------------------------

ANALYSIS
The subject property is situated in a good location in Mountlake Terrace along 212th Street SW, less than one mile east of Interstate 5 Freeway. It is competitive with other properties in terms of location, condition, amenities, and unit size. The tables below illustrate the comparables with the most similar floor plans in relation to the subject's floor plans.

                             ONE-BEDROOM FLOOR PLANS

 ------------------------------------------------------------------------
       Comparable #        Unit Size (SF)       Rent/Month     Rent/SF
 ------------------------------------------------------------------------
 Subject                         657               $709         $1.08
 Silver Oak                      640               $600         $0.94
 Maple Glen Small                661               $695         $1.05
 Maple Glen Handicap             666               $700         $1.05
 Maple Glen Large                721               $725         $1.01
 Creekside Village               644               $602         $0.93
 Terrace Heights w/ Garage       685               $660         $0.96
 Terrace Heights no Garage       720               $700         $0.97
 Victorian Woods                 731               $650         $0.89
 ------------------------------------------------------------------------

                             TWO-BEDROOM FLOOR PLANS

-------------------------------------------------------------------------
      Comparable #            Unit Size (SF)     Rent/Month     Rent/SF
-------------------------------------------------------------------------
Subject - One Bath                  819              $769        $0.94
Subject - Two Bath                  912              $799        $0.88
Silver Oak - One Bath               836              $700        $0.84
Silver Oak - Two Bath               880              $750        $0.85
Maple Glen Loft - One Bath          820              $850        $1.04
Maple Glen - One Bath               865              $875        $1.01
Maple Glen - Two Bath               910              $900        $0.99
Creekside Village - One Bath        884              $739        $0.84
Creekside Village- Two Bath         908              $749        $0.83
Terrace Heights - One Bath          890              $790        $0.89
Terrace Heights - Two Bath          920              $840        $0.91
Victorian Woods - One Bath          970              $830        $0.86
Victorian Woods - Two Bath         1,070             $850        $0.79
-------------------------------------------------------------------------

The subject is most similar to Silver Oak and Creekside Village in terms of location, age and physical attributes and amenities. The Victorian Woods property is slightly inferior in terms of age, location, amenities, and overall appearance. The subject is inferior to Maple Glen, Terrace Heights, and slightly inferior to Creekside Village in terms of age, physical location and amenities. Upward adjustments are required to the Victorian Woods property for inferior location, age physical characteristics, and amenities. In general, the subject's rental rates should be aligned below the rents indicated by Maple Glen, slightly below the rent indicated by Terrace Heights, similar to the rents illustrated by Silver Oak and Creekside Village, and slightly above the rents identified for Victorian Woods.

As indicated above, the rent for the subject's one and two bedroom floor plans are well above the range of rents illustrated by Silver Oak and Creekside Village, the properties rated as being most similar. Its rental rate structure is inappropriately aligned above the rents illustrated by the superior Maple Glen and Terrace Heights properties and well above the rent indicted by Victorian Woods. Based on a review of market rental data, the subject's quoted rent structure could be a cause of the subject property's low occupancy rate. We have considered this in our estimate of stabilized occupancy in the Income Approach.

The rates listed do not include a deduction for up-front free rent, even though it is commonly given by all properties. We have estimated a free rent deduction, which is applied in the Direct Capitalization

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 28
--------------------------------------------------------------------------------

Method calculation. Concessions are a component of this market and will vary seasonally, by property specific issues, and by unit type.

The subject leased 5 one-bedroom/one-bathroom, 7 two-bedroom/one-bathroom, 7 two-bedroom/two-bathroom, and 11 three-bedroom/two-bathroom units from January 1, 2004 through April 28, 2004, excluding month-to-month leases. The majority of the leases signed have achieved asking rents. Therefore, we have estimated market (economic) rent at the quoted rates.

Based upon the rents illustrated by the competing properties and rent actually commanded by the subject property, the following rents will be processed as the property's economic rent potential for valuation purposes. The following table summarizes the economic rent structure estimated for the subject property.

            MONTHLY ECONOMIC RENT POTENTIAL-BRONSON PLACE APARTMENTS

---------------------------------------------------------------------------------------------------
                          Size   Total     Quoted    Quoted    Economic    Economic
Unit Type         Mix     (SF)    Area    Rent/Unit  Rent/SF  Rent/Unit    Rent/SF    Total Rent
---------------------------------------------------------------------------------------------------
1BR/1BA            14     657     9,198     $709      $1.08      $709       $1.08       $9,926
2BR/1BA            16     819    13,104     $769      $0.94      $769       $0.94       $12,304
2BR/2BA            24     912    21,888     $799      $0.88      $799       $0.88       $19,176
2BR/2BA            16     995    15,920     $989      $0.99      $989       $0.99       $15,824
---------------------------------------------------------------------------------------------------
Totals/Average     70     846    60,110     $817      $0.97      $817       $0.97       $57,230
---------------------------------------------------------------------------------------------------


HIGHEST AND BEST USE

HIGHEST AND BEST USE AS IF VACANT
Surrounding                         Land Uses Predominately multifamily
                                    developments along 212th Street and
                                    single-family residential subdivisions to the north. Multifamily developments are also prevalent along the 48th Avenue W frontage to the south.

Physically                          Possible Being situated on a heavier
                                    traveled neighborhood collector street, the subject site benefits from visibility to traffic and enjoys good accessibility.
                                    Multifamily use would benefit from the
                                    site's exposure to passing traffic.

Legally Permissible                 Multifamily use is the intended use of the
                                    site.

Financial Feasible                  Multifamily development has been occurring
                                    throughout the Seattle-Everett area over the past ten years but the rate of new development has recently curtailed. The curtailment of development is the result of soft market conditions that prevail at this time. Soft market conditions are the result of diminished job growth caused by recessionary economic conditions. Economic conditions appear to be improving and as new employment opportunities present themselves, added demand for rental housing should follow.

Conclusion                          Holding period until market conditions and
                                    demand justify the cost of new multifamily development.

HIGHEST AND BEST USE AS IMPROVED

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 29
--------------------------------------------------------------------------------

Current Improvements                70-unit multifamily apartment complex. The
                                    existing improvements contribute
                                    significantly to overall property value
                                    indicating that the value of the improved property greatly exceeds the value of the site assuming it to be vacant.

Conclusion                          Continued use of the existing improvements

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 30
--------------------------------------------------------------------------------


VALUATION

There are three traditional approaches that can be employed in establishing Market Value. These approaches and their applicability to the valuation of the subject property are summarized as follows:

THE COST APPROACH
This method estimates the replacement or reproduction cost of the improvements, less the estimated depreciation (physical, functional, economic), plus the estimated market value of the land, in order to arrive at a final value indication. This approach is based on the premise that an informed purchaser would pay no more for a property than the cost of constructing a building of similar utility and condition.

The Cost Approach is a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) properties where the cost of reproducing the improvement is easily and accurately quantified and there is no external or economic obsolescence. Due to the age of the improvements, they have incurred physical deterioration due to normal wear and usage. Given the inherent inaccuracies and subjectivity involved in estimating substantial degrees of physical deterioration, the cost approach is not considered a reliable, independent approach to value in this instance

THE SALES COMPARISON APPROACH
Using this technique, the property value is indicated by comparing the subject to similar, nearby properties that have recently sold. Essentially, the procedure is to gather bona fide, recent arm's length sales of comparable properties and compare the most important characteristics of the sales to the subject. Adjustments are then made to the comparable properties for differences such as terms of financing, date of sale, location, and physical characteristics.

Attaining data with a high degree of comparability is most important when this technique is utilized. The reliability is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences and the absence of non-typical conditions affecting the sales price. As numerous sales of properties similar to the subject have occurred in the Dallas area, this approach has been employed in the valuation process.

THE INCOME CAPITALIZATION APPROACH
The Income Capitalization Approach is a process in which the anticipated flow of future benefits is capitalized into a value indication. The Income Capitalization Approach is widely applied in appraising income-producing properties. The reliability of this technique is dependent upon the reliability of the net income estimate and the capitalization rate. Since the subject is income producing realty and anticipated to continue to be so, this approach has been employed in the valuation of the Fee Simple Estate.

RECONCILIATION AND FINAL VALUE ESTIMATE
The final step in the Appraisal Process is the reconciliation of the value indicators into a single value estimate. In the reconciliation or correlation, the appraiser considers the relative applicability of each of the three approaches, examines the range between the value indications and places major emphasis on the approach that appears to produce the most reliable solution to the specific appraisal problem. The purpose of the appraisal, the type of property and the adequacy and reliability of the data are analyzed and appropriate weight is given to each of the approaches to value.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 31
--------------------------------------------------------------------------------

THE INCOME CAPITALIZATION APPROACH

Investment properties are normally valued in proportion to their ability to produce income; hence, an analysis of the property in terms of its ability to provide a sufficient net annual return on invested capital is an important means of valuing any asset. Value is estimated by deducting an appropriate vacancy and collection allowance and all applicable expenses from the anticipated gross annual income to arrive at a projected net operating income, which is then capitalized at an interest rate, or investment, yield, commensurate with the risk inherent in the ownership of the property. Such a conversion of projected income considers competitive returns offered by alternative investments.

There are two primary income capitalization methods: Direct Capitalization, which converts a single year's net operating income into an indication of value and the Discounted Cash Flow Analysis (DCF), which estimates the present worth through the process of discounting the forecasted net income and the reversionary sale over the course of an anticipated investment period. The Direct Capitalization technique is employed in this analysis.

DIRECT CAPITALIZATION
The basic steps in the Direct Capitalization method are as follows:

1. Calculate POTENTIAL GROSS INCOME from the dwelling units;
2. Estimate VACANCY AND CREDIT LOSS to arrive at Effective Gross Income;
3. Estimate OPERATING EXPENSES to arrive at the stabilized Net Operating Income;
4. Develop the OVERALL CAPITALIZATION RATE;
5. Divide NOI by the CAP RATE to arrive at VALUE.

REVENUE: As presented in the Economic Rent Analysis section of this report, the monthly economic rent potential is estimated at $57,230. The annual gross rent potential estimated for the apartment units total $686,750.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 32
--------------------------------------------------------------------------------

LOSS-TO-LEASE: Loss-to-lease is the difference between our estimate of market rent and actual achieved rent, which is lower. Historically the loss-to-lease factor has fluctuated over time, and due to the current market conditions and the subject's current occupancy, we are using a factor that is more reflective of the subject's current position. We have created a recent move-in table identifying the difference between asking (market rent) and actual rent.

                                  LOSS-TO-LEASE
                                 RECENT MOVE-IN

-------------------------------------------------------------------------------------------

         TYPE      UNIT NO.      DATE         ACTUAL          ASK       DIFFERENTIAL
-------------------------------------------------------------------------------------------
         1B/1B      10-204      Mar-04         649            709           ($60)
         1B/1B      16-103      Mar-04         659            709           ($50)
         1B/1B      16-105      Feb-04         604            709          ($105)
         1B/1B      10-202      Jan-04         705            709           ($4)
         1B/1B      16-203      Jan-04         609            709          ($100)
-------------------------------------------------------------------------------------------
         1B/1B                 WG'D AVG.       $645           $709          ($64)

         2B/1B      18-202      Apr-04         769            769            $0
         2B/1B      18-207      Mar-04         679            769           ($90)
         2B/1B      18-105      Mar-04         729            769           ($40)
         2B/1B      18-206      Mar-04         729            769           ($40)
         2B/1B      18-101      Feb-04         839            769            $70
         2B/1B      18-108      Jan-04         699            769           ($70)
         2B/1B      18-203      Jan-04         709            769           ($60)
-------------------------------------------------------------------------------------------
         2B/1B                 WG'D AVG.       $736           $769          ($33)

         2B/2B      12-204      Apr-04         769            799           ($30)
         2B/2B      12-205      Mar-04         779            799           ($20)
         2B/2B      14-206      Mar-04         724            799           ($75)
         2B/2B      16-108      Mar-04         869            799            $70
         2B/2B      12-106      Feb-04         799            799            $0
         2B/2B      12-103      Jan-04         819            799            $20
         2B/2B      14-106      Jan-04         749            799           ($50)
-------------------------------------------------------------------------------------------
         2B/2B                 WG'D AVG.       $787           $799          ($12)

         3B/2B      12-207      Apr-04         869            989          ($120)
         3B/2B      14-102      Apr-04         889            989          ($100)
         3B/2B      12-202      Mar-04         979            989           ($10)
         3B/2B      12-201      Feb-04         809            989          ($180)
         3B/2B      14-108      Feb-04         979            989           ($10)
         3B/2B      12-108      Feb-04         809            989          ($180)
         3B/2B      12-208      Jan-04         799            989          ($190)
         3B/2B      12-101      Jan-04         779            989          ($210)
         3B/2B      12-102      Jan-04         879            989          ($110)
         3B/2B      14-201      Jan-04         869            989          ($120)
-------------------------------------------------------------------------------------------
         3B/2B                 WG'D AVG.       $866           $989         ($123)

-------------------------------------------------------------------------------------------

                            LOSS-TO-LEASE CALCULATION
             1B/1B--14 (units) times $768 ($64 X 12 months)=$10,752
              2B/1B--16 (units) times $396 ($33 X 12 months)=$6,336
              2B/2B--24 (units) times $144 ($12 X 12 months)=$3,456
            3B/2B--16 (units) times $1,476 ($123 X 12 months)=$23,616
                                                               ------
                                          Total Loss-to-Lease=$44,160

CONCESSIONS: Rent concessions in the market are prevalent in an attempt to bolster occupancy at area apartments. Concessions usually consist of reduced or free rent over a portion of the lease term. As a

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 33
--------------------------------------------------------------------------------


percentage of the property's gross rent potential, concessions amounted to 1.5% in 2001, decreasing to 0.9% in 2002 and 0.4% in 2003. On a stabilized basis, concessions are projected at 1.0% of the estimated gross rent potential or $6,868.

VACANCY AND OTHER LOSS: As of the date of inspection, the subject property was 85% occupied. During 2003, the average occupancy at the subject property was approximately 90%. Properties identified as income comparables within the Economic Rent Analysis section of this report illustrate occupancy levels that range from 92% to 96%. The weighted average occupancy of the income comparables surveyed equates to approximately 93%. Information presented in the Apartment Market Overview section of this report indicates that the average occupancy within the subject's Snohomish County apartment submarket is 92.2%, an amount similar to the weighted average occupancy produced by primary comparables in the immediate area of the subject property.

We have based our estimate on the subject's historical and current vacancy and credit loss, which has ranged for 10% to 18% over the last three years, but have also considered the better performance of the directly competitive properties. In light of the higher asking rents at the subject, which may be contributing to its higher vacancy, we have used a stabilized vacancy factor of 10% of the total income.

BAD DEBT LOSS: Included in this category is the loss from tenants with the inability to make payments to the ownership. As a percentage of the property's total income, bad debt expenses range from 1.96% in to 2001, to 3.24% in 2003. Bad debt is budgeted at 2.53% for 2004. Based on historical and budgeted bad debt expenses, we have estimated bad debt to be 3.0% of the total income.

UTILITY INCOME: Included in this category is the revenue received from tenants paying or reimbursing ownership for their share of water and sewer usage. Total utility income in 2002 was $482 per unit increasing to $519 per unit in 2003. Reimbursement revenue is budgeted at $548 per unit for 2004. We have identified the percentage decrease of utility charges by the city and applied that same percentage change to the 2004 budget in order to determine the utility reimbursement going forward. Upon doing so we obtained a value of $520 feet, which correlates to the actual 2003 figure. Based on the historical and budgeted utility income receipts, as well as our understanding, we have estimated Utility Income to be $520 per unit or $36,400.

OTHER INCOME: Included within this category is the revenue received from such items as application fees, forfeited deposits, and late fees. As a percentage of the property's gross rent potential, Other Income receipts range from 3.5% to 5.6%. Other income is budgeted at 5.8% for 2004. Based on historical and budgeted other income receipts, we have estimated Other Income to be 5.0% of the gross rent potential or $491 per unit.

EXPENSES: In order to project expenses for valuation purposes, the expenses historically incurred in the operation of the subject property have been reviewed. The operating budget for the current year has also been considered. Typical operating expenses for garden apartments in the Snohomish County area, as reported by IREM have been reviewed and analyzed. The following table summarizes the three-year operating history for the subject property and outlines the operating budget for the current year.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 34
--------------------------------------------------------------------------------

       SUMMARY OF OPERATING HISTORY AND BUDGET - BRONSON PLACE APARTMENTS

--------------------------------------------------------------------------------------------------------
                             2001                 2002                2003             2004 Budget
Item                   Actual   Per Unit    Actual   Per Unit   Actual    Per Unit    Total   Per Unit
--------------------------------------------------------------------------------------------------------
Gross Rent Potential    $713,920   $10,199   $689,960   $9,857   $671,900    $9,599   $671,580   $9,594
Loss to Lease          ($12,382)    ($176)   ($4,521)    ($65)  ($23,751)    ($339)  ($10,949)   ($156)
Concessions            ($10,465)    ($150)   ($6,267)    ($90)   ($2,751)     ($39)  ($14,638)   ($209)
Vacancy/Other Loss     ($55,583)    ($794)  ($91,370) ($1,305)  ($95,743)  ($1,368)  ($79,115) ($1,130)
Bad Debt               ($13,099)    ($187)  ($14,723)   ($210)  ($19,541)    ($279)  ($15,900)   ($227)
Utility Income           $22,549      $322    $33,737     $482    $36,313      $519    $38,345     $548
Other Income            $24,769      $ 354   $35,380     $ 505   $37,359      $534    $39,036     $558
                        --------     -----   --------    -----   --------     -----   --------    ----
Effective Gross
Income                  $669,709   $ 9,567   $642,196  $ 9,174   $603,786    $8,626   $628,359   $8,977

Utilities                $40,171     $ 574    $51,276     $733    $63,666      $910    $60,480     $864
Contract Services        $11,778     $ 168    $53,596    $ 766    $40,870      $584    $33,504     $479
Repairs & Maintenance    $16,481     $ 235    $16,236    $ 232    $12,661      $181    $11,327     $162
Turnover Expense         $10,733     $ 153    $18,001     $257    $17,949      $256    $17,100     $244
Administrative           $17,978      $257    $18,046    $ 258    $27,844      $398    $15,455     $221
Marketing                $20,729     $ 296    $18,581    $ 265    $24,766      $354    $20,149     $288
Payroll                  $73,806   $ 1,054    $55,102    $ 787    $54,483      $778    $51,156     $731
Management               $34,647     $ 495    $32,278    $ 461    $31,525      $450    $32,109     $459
Insurance                $11,463     $ 164    $10,762    $ 154    $11,536      $165    $11,824     $169
Real Estate Taxes       $53,971      $ 771   $53,394     $ 763   $52,575      $751    $55,516     $793
                        --------     -----   --------    -----   --------     -----   --------    ----
Total Expenses          $291,703   $ 4,167   $327,272  $ 4,675   $337,875    $4,827   $308,620   $4,409

Net Operating Income    $378,006   $ 5,400   $314,924  $ 4,499   $265,911    $3,799   $319,739   $4,568
--------------------------------------------------------------------------------------------------------

Utilities                           This expense covers the cost of electricity,
                                    water and sewer and gas usage for the
                                    property. The subject's historical utilities expense ranges from a low of $574 per unit in 2001 to a high of $910 per unit in 2003.
                                    An amount equivalent to $864 per unit is budgeted for 2004. Based on historical expenditures, the budget amount appears appropriate. Utilities are processed at $864 per unit or $60,480.

Contract Services:                  This category includes the costs for HVAC,
                                    elevator, pest control, trash removal, and fire/life/safety contract services. This expense has ranged from $168 to $766 per unit per year from 2001 to date. However for 2004 management budget was at a lower rate than that of the 2002 high, or $479 per unit per year. As a result, we have relied on the actual 2003 value for this expense at $584 per unit or $40,870, based on its history and current operating experience.

Repair & Maintenance:               This category includes general repair and
                                    maintenance items, and contracted services.
                                    The subject's historical repair and
                                    maintenance expense ranges from a low of $181 per unit in 2003 to a high of $235 per unit in 2001. An amount equivalent to $162 per unit is budgeted for 2004. The repairs and maintenance expense is estimated at $162 per unit or $11,327.

Turnover Expense:                   This category includes turnover expenses
                                    incurred upon tenants vacating the space.
                                    The subject's historical turnover expense ranges from a low of $153 per unit in 2001 to a high of $257 per unit in 2002. An amount equivalent to $244 per unit is budgeted for 2004. The turnover expense is estimated at $244 per unit or $17,100, which is consistent with the last two years values.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 35
--------------------------------------------------------------------------------

Administrative                      Office expenses, telephone, management unit
                                    expenses, computer maintenance and supplies, professional fees and miscellaneous expenses are covered in this category. The subject's historical administrative expense ranges from a low of $257 per unit in 2001 to a high of $398 per unit in 2003. An amount equivalent to $221 per unit is budgeted for 2004. Administrative expenses are projected at $221 per unit or $15,470.

Marketing                           Included in this category are all newspaper
                                    and printed advertising, payments to locator services, leasing commissions, and resident referrals. The subject's historical marketing expense ranges from a low of $265 per unit in 2002 to a high of $354 per unit in 2003. An amount equivalent to $288 per unit is budgeted for 2004. Administrative expenses are projected at $300 per unit or $21,000.

Payroll: This expense covers salaries, payroll taxes, and workers compensation insurance for on site management, leasing, and maintenance personnel. The subject's historical payroll expense ranges from a low of $778 per unit in 2003 to a high of $1,054 per unit in 2001. An amount equivalent to $731 per unit is budgeted for 2004. Due to additional discussions we noted that for the year 2004 it has been agreed that Bronson Place will employ 3 personnel. This was not reflected in the 2004 budget, but is reflective of the 2001 figure. We have concluded that payroll expenses will be closer related to the 2001 figure rather than the 2004 budget. Payroll expenses are projected at $1,000 per unit or $70,000.

Management                          A typical management fee on a property of
                                    this type is 3% to 5% of the effective gross income. The subject's historical management fee has been based on an amount equivalent to approximately 4.6% of Effective Gross
                                    Income. A market-oriented fee of 4.0% is considered reasonable. Based on the preceding estimate of Effective Gross
                                    Income, the subject's management fee is
                                    estimated to be $392 per unit or $27,470.

Insurance                           This expense item covers the building and
                                    includes fire, extended coverage, vehicle, and owner's liability. The subject's historical insurance expense ranges from a low of $154 per unit in 2002 to a high of $165 per unit in 2003. An amount equivalent to $169 per unit is budgeted for 2004.
                                    Insurance expenses are projected at $169 per unit or $11,830.

Taxes As discussed in the Real Estate Tax section, the tax burden for the subject property is estimated at $49,293, or $703 per unit.

Reserves for Replacements           In addition to the repairs and maintenance
                                    expenditures, the property will incur annual capital expenditures to keep it in prime condition. A reserve category is typical for multifamily property; therefore we have included reserves as an additional budget item. Reserves for replacement for a property of this vintage typically range from $200 to

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 36
--------------------------------------------------------------------------------

                                    $300 per unit. A reserve for replacement allowance of $300 per unit or $21,000 is estimated for the subject property.

Total Expenses                      Total expenses have been estimated at
                                    $345,840 or $4,941 per unit inclusive of reserves. Information provided by the
                                    Institute of Real Estate Management (IREM) indicates that operating expenses for
                                    Seattle-Everett area apartment complexes range from $3,697 to $4,257 per unit, exclusive of a reserve allowance. Exclusive of reserves, the total operating expenses projected for the subject property fall above this range. Industry standard expense data suggests that the total expenses estimated for the subject property are reasonable, but high.

NET OPERATING INCOME: The Net Operating Income is that amount of the income remaining after paying all operating expenses. This affords the owner capital to satisfy debt service, if any, and provides a return on owner's equity. We have estimated the NOI to be $268,780. The subject's income and expense pro forma is summarized below.

                               OPERATING PRO FORMA

--------------------------------------------------------
Line Item                           Total     Per Unit
--------------------------------------------------------
Gross Potential Rent                  $686,750   $9,810
Loss to Lease                        ($44,160)   ($631)
Concessions                           ($6,868)    ($98)
Utility Income                         $36,400     $520
Other Income                          $34,338     $491
------------                          --------    ----
Total Income                          $706,460  $10,092
Vacancy/Other Loss                   ($70,646) ($1,009)
Bad Debt                             ($21,194)   ($303)
--------                             ---------   ------
Effective Gross Income                $614,620   $8,780

Utilities                              $60,480     $864
Contract Services                      $40,870     $584
Repairs & Maintenance                  $11,327     $162
Turnover Expense                       $17,100     $244
Administrative                         $15,470     $221
Marketing                              $21,000     $300
Payroll                                $70,000   $1,000
Management                             $27,470     $392
Insurance                              $11,830     $169
Real Estate Taxes                      $49,293     $704
Reserves                              $21,000     $300
                                      --------    ----
Total Expenses                        $345,840   $4,941

Net Operating Income                  $268,780   $3,840
--------------------------------------------------------

CAPITALIZATION: Capitalization rates express relationships between net income and total value. The rate employed must be consistent with and reflective of those rates currently employed by investors active in the market place.

In order to perform this analysis, estimates of an appropriate capitalization rate must be formed. By its nature this is a judgmental process, however, selected rates should approximate the investment perimeters expected to be employed by the most probable buyer for the subject property.

Several approaches are typically followed in selecting the investment parameters; review and analysis of alternative real estate and non-real estate investments; review and analysis of published real estate

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 37
--------------------------------------------------------------------------------

investor surveys; derivation of rates from empirical market data; and use of in-house experience with similar types of investments.

Most Probable Buyer                 Considering the size and quality of the
                                    asset, the subject buyer would most likely attract national or regional investors.

Market Extraction                   The following table summarizes the market
                                    derived overall rates. The sales are further detailed in the Sales Comparison Approach.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 38
--------------------------------------------------------------------------------

                     SUMMARY OF MARKET DERIVED OVERALL RATES

------------------------------------------------------------------------------------
                   Sale 1         Sale 2         Sale 3         Sale 4       Sale 5
------------------------------------------------------------------------------------
Name             Meadowdale      Weatherly    Forest Creek   Nordic Pines   Sunrise

Sale Date          Listing        Jan-04         Dec-03         Oct-03       Oct-03
Cap Rate (OAR)      7.35%          6.81%          7.03%          7.31%       6.52%
------------------------------------------------------------------------------------

                                    The sales exhibit overall rates that range from 6.52% to 7.35% and produce an average of 7.0%. The sales represent recent transactions of late 1980s and early 1990s vintage apartment complexes that are generally similar to the subject property in terms of construction and physical characteristics. The comparable properties are situated in the Seattle-Everett area locations that demonstrate generally similar demographic characteristics of the subject neighborhood. The capitalization rates indicated by the sales data are representative of an appropriate rate that would be applicable to the subject property. Based on the indicators exhibited by market data, a capitalization rate in the range of approximately 6.5% to 7.5% is suggested. A rate of 7.0% is concluded. Our discussions with local investment sale brokers unanimously support our conclusion.

Survey of Investors                 The most useful approach used to estimate an
                                    approximate rate of return required by the most probable buyer is to analyze the current investment parameters applied by institutional investors and advisors to real estate pension and portfolio funds when acquiring real estate. According to the First Quarter 2004 Korpacz Real Estate
                                    Investor Survey, prepared by Price
                                    Waterhouse Coopers, capitalization rates for institutional grade apartment properties range from 5.50% to 9.25% with an average of 7.25%. According to the same survey, non-institutional grade properties exhibit a range of cap rates of 6.00% to 11.00% with an average of 8.46%. The subject property fits the profile of a Class "D" apartment complex. As a Class D asset, an appropriate rate for the property is reasoned to fall below the average for higher-grade institutional assets and well below the average for non-institutional grade properties. A capitalization rate in the range of 6.0% to 8.0% is suggested for the subject property.

Conclusion                          The sales exhibit overall rates that range
                                    from 6.52% to 7.35% and produce an average of 7.0%. These rates fall within the ranges reported by the published investor surveys.
                                    Based on the indicators exhibited by the sales data and supported by investor surveys, and our discussions with local brokers, an appropriate cap rate for the subject property is concluded to be 7.0%.

VALUATION: Capitalizing the estimated Net Operating Income of $268,780 by a 7.0% rate results in a value conclusion of $3,800,000, rounded
($268,780 NOI / 7.0% OAR = $3,839,714.29).

FINAL VALUE:                        $3,800,000

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 39
--------------------------------------------------------------------------------

THE SALES COMPARISON APPROACH

The Sales Comparison Approach to value is the process of comparing recent sales of competitive properties. The estimated value derived via this approach represents the probable price at which the subject property would be sold by a willing seller to a willing buyer as of the date of value.

To estimate the property value by the Sales Comparison Approach, five multifamily apartment building sales, which are summarized in the following table, have been examined and analyzed. All of the sales are garden style apartments with similar physical characteristics within the Dallas area apartment market. The appraisal indicators exhibited by the sales data outlined in the following chart are utilized for purposes of estimating a value for the subject via the Sale Comparison Approach.

The price per apartment unit has been relied upon as the unit of comparison in this approach. The comparative process involves judgment as to the similarity between the subject property and the comparable sale property with regard to a variety of factors affecting value such as location, age and condition of the structure, market conditions, rent levels, property rights conveyed, financing terms, conditions of sale, operational efficiencies and other factors.

ANALYSIS OF SALES: This approach relies on an active market. Sufficient data from the Dallas area exists to formulate a value via the Sales Comparison Approach. Below are five sale comparables of similar vintage garden style apartments with similar characteristics to the subject property.

                      SUMMARY OF COMPARABLE BUILDING SALES

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 40
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
----------------------------------------------------------------------------------------------------------------

                  PROPERTY           SALE NO. 1               SALE NO. 2                     SALE NO. 3
----------------------------------------------------------------------------------------------------------------
                    NAME           MEADOWDALE APT.          WEATHERLY APT.               FOREST CREEK APT.
                  ADDRESS         5011 168th St. SW       1522 NE 175th St.              1717 W Casino Rd.
                    CITY            Lynnwood, WA          Seattle, WA 98155              Everett, WA 98204
                                        98037
                  STORIES           2-sty walk-up           4-sty walk-up                  3-sty walk-up
                 YEAR BUILT             1987                     1987                           1999
              TOTAL SIZE (SF)          103,648                  49,533                         28,195
                TOTAL UNITS              108                      47                             30
            AVE. UNIT SIZE (SF)          960                     848                            880
               STUDIO - #/SF              -                       -                              -
                 1/1 - #/SF          (32) 759 SF             (11) 715 SF                     (9) 765 SF
                 2/1 - #/SF          (32) 965 SF                  -                         (12) 870 SF
                 2/2 - #/SF          (24) 980 SF             (36) 890 SF                     (4) 960 SF
                 3/2 - #/SF         (20) 1,248 SF                 -                         (5) 1,050 SF
                  LOCATION            Very Good                  Good                        Excellent
             FUNCTIONAL UTILITY       Very Good                  Good                           Good
                 CONDITION            Very Good                  Good                           Good

                TRANSACTION
                  GRANTOR                 -             Weatherly Appartments        M/M John P&Audrey Roberts
                  GRANTEE                 -           James P & Margret McCready          Rakesh Parashar
                DATE OF SALE           Listing                26-Jan-04                      19-Dec-03
                 SALE PRICE          $7,400,000               $3,850,000                     $2,050,020
             CONDITIONS OF SALE     Arm's-Length             Arm's-Length                   Arm's-Length
             OCCUPANCY AT SALE            -                      95%                            77%

               ECONOMIC UNITS
                 PRICE/UNIT            $68,519                 $81,915                        $68,334
                  NOI/UNIT             $5,036                   $5,578                         $4,804
             EXP. %GRS OR /UNIT        $4,095                   $3,566                         $3,417
                OAR - YR. 1             7.35%                   6.81%                          7.03%
                NOI - YR. 1           $543,900                 $262,185                       $144,116

----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

                  PROPERTY               SALE NO. 4               SALE NO. 5
-------------------------------------------------------------------------------------------
                    NAME              NORDIC PINES APT.          SUNRISE APT.
                  ADDRESS          18410-18512 52nd Ave. W     12522 8th Ave. W
                    CITY             Lynnwood, WA 98037       Everett, WA 98204

                  STORIES               2-sty walk-up         2 & 3-sty walk-up
                 YEAR BUILT                 1977                     2000
              TOTAL SIZE (SF)              45,600                  133,706
                TOTAL UNITS                  38                      131
            AVE. UNIT SIZE (SF)             1200                     1060
               STUDIO - #/SF                  -                       -
                 1/1 - #/SF                   -                  (24) 741 SF
                 2/1 - #/SF             (38) 1,200 SF           (40) 1,102 SF
                 2/2 - #/SF                   -                 (37) 1,052 SF
                 3/2 - #/SF                   -                 (30) 1,270 SF
                  LOCATION                Very Good               Excellent
             FUNCTIONAL UTILITY             Good                  Very Good
                 CONDITION                  Good                  Very Good

                TRANSACTION
                  GRANTOR           Prospect Invest. Corp    Gibson Road Investm.
                  GRANTEE           Dewar Properties LLC      Sunrise Lane Apar
                DATE OF SALE              1-Oct-03                 1-Oct-03
                 SALE PRICE              $2,594,300              $11,500,000
             CONDITIONS OF SALE         Arm's-Length             Arm's-Length
             OCCUPANCY AT SALE               95%                     94%

               ECONOMIC UNITS
                 PRICE/UNIT                $68,271                 $87,786
                  NOI/UNIT                 $4,991                   $5,724
             EXP. %GRS OR /UNIT            $3,984                   $4,684
                OAR - YR. 1                 7.31%                   6.52%
                NOI - YR. 1               $189,643                 $749,800

-------------------------------------------------------------------------------------------


The sales indicate per unit prices ranging from $68,271 to $87,786. Three of the comparables represent sales of apartments that are of similar construction componentry as the subject. All of the sales are of the same general vintage as the subject property, with two being much newer, and generally similar in terms of physical condition. Situated in throughout the Seattle-Everett metro area, minor differences exist as to the specific location of each comparable and subject property.

The primary difference between the comparables and the subject are location and average unit size. The most value influencing difference between the subject and the comparable sales is the amount of net operating income generated on a per unit basis. In an attempt to quantify appropriate adjustments to the prices indicated by the comparables, we have analyzed the difference between the net operating incomes (NOI) per unit of the comparables relative to the NOI of the subject property. In this analysis we have adjusted the sale price of the comparables based on the percentage difference in net income. This factor takes into account the adjustments necessary for the aforementioned factors that are considered to have the most impact on value.

As discussed in the Income Approach section of the report, the NOI estimated for the subject property is $268,780which equates to $3,840 per unit. The adjustments applied to the comparable sales are depicted below.

                             PRICE PER UNIT ANALYSIS

----------------------------------------------------------------------------------------------------------
Sale No. Price/Unit   Subject NOI/Unit    Comparable NOI/Unit    Adjustment Factor     Adjusted Price/Unit
----------------------------------------------------------------------------------------------------------
    1     $68,519           $3,840               $5,036                0.76                  $52,074
    2     $81,915           $3,840               $5,578                0.69                  $56,521
    3     $68,334           $3,840               $4,804                0.80                  $54,667
    4     $68,271           $3,840               $4,991                0.77                  $52,569
    5     $87,786           $3,840               $5,724                0.67                  $58,817
----------------------------------------------------------------------------------------------------------

      *Adjustment Factor = (Subject NOI per Unit / Comparable NOI per Unit)

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 41
--------------------------------------------------------------------------------

The adjusted per unit indicators fall within a narrower range than the unadjusted per unit prices. The adjusted range of per unit prices is $52,074 to $58,817. The mean and median adjusted unit price is $54,930 and $54,667. As no one sale requires a significant degree of adjustment, equal emphasis is placed on each in concluding to a value of $54,800 per unit for the subject property. Utilizing this per unit value estimate, the total value of the subject property is estimated at $3,800,000, rounded.

                         $54,800 x 70 units = $3,836,000

EGIM ANALYSIS: The sales illustrate EGIMs that range from 7.2 to 8.7. Important in selecting an appropriate EGIM is the review of corresponding operating expenses. There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. The operating expense ratios for the sales range from 37% to 45%.

In selecting an appropriate EGIM, consideration must be given to the operating expense ratio estimated for the subject. Based on the income and expenses estimated for the subject property in Income Approach, the subject's operating expense ratio is calculated at 56%. The subject's expense ratio is aligned well above the range of ratios exhibited by the sales data. As such, an EGIM aligned in the well below end of the range indicated by the sales data would be considered reasonable. In consideration of the preceding, an EGIM of 6.25 is concluded.

Based on the effective gross income of $614,620 estimated for the subject property, a value indication of $4,300,000 (rounded) is concluded.

              $614,620 x 6.25 = $3,841,375, or $3,800,000, rounded

CONCLUSION: The noted value indicators utilizing the sales price per unit and EGIM methods are $3,800,000 and $3,800,000, respectively. Due to the similarity of the resulting value indicators, relatively equal consideration was given to both techniques when concluding to a final value via the Sales Comparison Approach of $3,800,000.

As such, the Market Value of the subject property's Fee Simple Interest via the Sales Comparison Approach is therefore estimated at:

VALUE VIA THE SALES COMPARISON APPROACH     $3,800,000


RECONCILIATION

Cost Approach                                     N/A
Income Capitalization Approach              $3,800,000
Sales Comparison Approach                   $3,800,000

Income and Sales approaches to value were employed in the appraisal of the subject property. Buyers and sellers rarely rely on the Cost Approach to price commercial real estate. Furthermore, the age of the improvements and subjectivity involved in estimating substantial degrees of physical deterioration

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Page 42
--------------------------------------------------------------------------------

reduces the reliability of this approach. As such, a Cost Approach was not employed.

The value derived from the Income Capitalization Approach is well documented and market oriented. The local market is active in terms of investment sales of similar apartment complexes and sufficient sales data was available to develop a defensible value via the Sales Comparison Approach. The value derived through use of the Sales Comparison Approach supports the value concluded for the property via the Income Capitalization Approach. Due to the income producing nature of the subject property, the results of the Income Capitalization Approach are emphasized.

FINAL ESTIMATE OF VALUE    $3,800,000

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
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                                     ADDENDA

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
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                               SUBJECT PHOTOGRAPHS

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                  VIEW OF ENTRANCE TO PROPERTY ON 212TH STREET


                                     [PHOTO]

          VIEW OF ENTRANCE TO PROPERTY AND FRONTAGE ALONG 212TH STREET

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                  VIEW OF MAIN COURTYARD AND TYPICAL BUILDINGS


                                     [PHOTO]

                       VIEW OF TYPICAL BUILDING ELEVATION

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                          VIEW OF TYPICAL PATIO/BALCONY


                                     [PHOTO]

                             VIEW OF COVERED PARKING

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                          VIEW OF PLAYGROUND FACILITIES


                                     [PHOTO]

                  VIEW OF SPORTS COURT WITH NO BASKETBALL HOOP

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                                   VIEW OF SPA


                                     [PHOTO]

                             VIEW OF FITNESS CENTER

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                        VIEW OF LIVING ROOM AND FIREPLACE


                                     [PHOTO]

                             VIEW OF TYPICAL KITCHEN

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
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                         COMPARABLE RENTAL PHOTOGRAPHS

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
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                                     [PHOTO]

                                  COMPARABLE #1


                                     [PHOTO]

                                  COMPARABLE #2

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                                  COMPARABLE #3


                                     [PHOTO]

                                  COMPARABLE #4

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                                  COMPARABLE #5

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------







                          COMPARABLE SALE PHOTOGRAPHS

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                                IMPROVED SALE #1


                                     [PHOTO]

                                IMPROVED SALE #2

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
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                                     [PHOTO]

                                IMPROVED SALE #3


                                     [PHOTO]

                                IMPROVED SALE #4

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                     [PHOTO]

                                IMPROVED SALE #5

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                             REGIONAL LOCATION MAP

                                     [MAP]

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                                NEIGHBORHOOD MAP

                                     [MAP]

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                             COMPARABLE RENTALS MAP

                                     [MAP]

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                              COMPARABLE SALES MAP

                                     [MAP]

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
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                                 QUALIFICATIONS

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                             WILLIAM L. CORBIN, MAI
                            EXECUTIVE VICE PRESIDENT

WILLIAM CORBIN, MAI is Executive Vice President and manager of the Western Regional Office of KTR Newmark Real Estate Services LLC, located at 10866 Wilshire Boulevard, Los Angeles, California 90024. His direct telephone number is 310/ 234-4754.

EDUCATION

         University of California at Los Angeles, 1977
                  Bachelor of Arts
                  Major in Economics

         University of Southern California, 1980
                  Master of Business Administration
                  Concentration in Real Estate and Finance

DESIGNATIONS

MAI Member - Appraisal Institute

LICENSES

California Certified General Real Estate Appraiser
Arizona Certified General Real Estate Appraiser

AFFILIATIONS

National Council of Real Estate Investment Fiduciaries (NCREIF) designated representative
-  Valuation sub-committee Chairperson for Standardized Commercial Appraisal
Report

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Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                             WILLIAM L. CORBIN, MAI

EXPERIENCE

Mr. Corbin began his career with an intensive education in real estate market analysis as a consultant with ROBERT CHARLES LESSER & CO. from 1980 to 1983. With RCLCo, he performed over 75-market supply and demand, economic feasibility, and strategic planning assignments for prominent regional and national clients. During this very active construction period, nationally, Mr. Corbin had the opportunity to visit and analyze commercial real estate market conditions is over 20 major metropolitan areas in the Western and Central U.S.

As a mortgage banker from 1983 to 1992, Mr. Corbin arranged a wide variety of financing structures with institutional lenders and equity investors, including permanent loans, construction loans, and joint ventures. In total with GEORGE SMITH FINANCIAL SERVICES/GRUBB & ELLIS and Center Financial Group, he worked with over 90 institutions and closed over 150 transactions totaling in excess of $700,000,000.

As an appraiser, Mr. Corbin has performed numerous current value narrative appraisals for national and regional institutional lenders and investors. His previous experience in commercial real estate finance gives him particular insight to the capital and investment markets and their impact on institutional real estate activity and values. He has performed a wide variety of appraisals of warehouse distribution buildings, industrial and business parks, office buildings, shopping centers, and apartments. He worked with LANDAUER ASSOCIATES from 1992 to 1995, managing the Aetna Realty Investors account for western region property appraisals.

Currently with KTR NEWMARK eight years, Mr. Corbin is responsible for managing the Los Angeles regional office, developing and managing institutional accounts, as well as performing direct valuation work for those clients. He also heads KTR Newmark's national pension fund valuation practice and is the firm's designated representative to NCREIF, a national organization of pension fund advisors that creates and implements operational policy standards for the industry. Mr. Corbin is currently the chairperson for NCREIF's valuation sub-committee that is contributing to developing a standardized commercial appraisal report in conjunction with the Appraisal Institute that will become the valuation industry standard.

In addition to professional experience, Mr. Corbin has served as a real estate course instructor and conference collaborator for UCLA Extension.

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

                             WILLIAM L. CORBIN, MAI

Following is a list of representative clients Mr. Corbin has performed services for:

CLIENTS - AS APPRAISER AND CONSULTANT
Aetna Realty Investors, Inc.                         Massachusetts Mutual Life
Bechtel Corporation                                  McCullough Oil Properties
CALTRANS                                             Mobil Land Development
Catellus Corp.                                       Chevron Land Development
Philips, North America                               Home Savings of America
KOAR Hotel Group                                     Safeway Stores
Copley Institutional Realty                          Santa Anita Realty
Estate of James Campbell                             Santa Fe Land Improvement Co.
Franklin Properties, Inc.                            Taft Broadcasting Co.
Triton Energy Corp                                   Comerica Bank
Union Oil/Moreland Development                       Trammell Crow Company
Kaiser Aluminum Corp.                                Bank of New York
Lockheed Air Terminal, Inc.                          Majestic Realty
Hong Kong and Shanghai Bank Corp.                    Canadian Imperial Bank of Commerce
PNC Bank                                             Sakura Bank
CALSTRS                                              Newfield Enterprises
Heller Financial                                     J. P. Morgan Mortgage Capital
Chase Commercial Mortgage Banking                    Lend Lease Mortgage Capital
Daiwa Securities America                             Whitehall Fund II
Lennar Partners                                      AMB Institutional Realty Advisors
SSR Realty Advisors                                  TA Associates Realty
Douglas, Emmett Realty Advisors                      LACERA
Dresdner Bank                                        Henderson Global Investors
Prudential Mortgage Capital                          Prudential Insurance Company of America
TIAA-CREF                                            INVESCO
Principal Real Estate Investors                      Cornerstone Real Estate Advisers
Deutsche Bank                                        Eurohypo Bank
CLIENTS - AS MORTGAGE BANKER
AEtna Life & Casualty                                AFL-CIO Housing Trust
BALCOR                                               Bank of America
Citicorp REIG                                        Creative Artists Agency

Bronson Place Apartments                                            May 10, 2004
Mountlake Terrace, Washington                                            Addenda
--------------------------------------------------------------------------------

Forest City Properties                               General Electric Credit
Heller Financial Services                            Hollywood Center Studios
Home Savings of America                              Industrial Bank of Japan
MetroBank                                            Massachusetts Mutual Life
Principal Mutual Life                                Security Pacific National Bank
Societe Generale                                     Textron Financial Services
U.S. Bancorp                                         Union Bank
William Morris Agency                                DeAnza Group, Inc.
IBEW Pension Fund                                    Nationwide Life



                               STEPHEN R. O'ROURKE
                                    APPRAISER


STEPHEN O'ROURKE is an appraiser with the Los Angeles office of KTR Newmark Real Estate Services LLC. HIS experience in real estate valuation assignments includes retail, office, industrial, and apartments.


EXPERIENCE
Mr. O'Rourke has been employed with KTR Newmark Real Estate Services since February 2003. He has successfully completed several real estate appraisal courses offered by the Appraisal Institute and Anthony Schools. He is currently pursuing additional courses with the Appraisal Institute toward the California State Appraisal Certified General License and MAI designation of the Appraisal Institute.


EDUCATION
Mr. O'Rourke received a Bachelor of Business Management from the University of Southern California in 2000.